EXECUTION COPY

ARRANGEMENT AGREEMENT

between

TAG OIL LTD.

and

TAG ACQUISITION CORP.

and

TRANS-ORIENT PETROLEUM LTD.

September 14, 2009

- ii -

TABLE OF CONTENTS
(Continued)

ARRANGEMENT AGREEMENT

                    THIS AGREEMENT made as of the 14th day of September, 2009

B E T W E E N:

TAG OIL LTD., a corporation existing under the
Business Corporations Act (British Columbia)

 (hereinafter sometimes referred to as “TAG”)

OF THE FIRST PART

- and -

TAG ACQUISITION CORP., a corporation existing
under the Business Corporations Act (British Columbia),

 (hereinafter sometimes referred to as “TAG Subco”)

OF THE SECOND PART

- and -

TRANS-ORIENT PETROLEUM LTD., a corporation
existing under the Business Corporations Act (British
Columbia),

(hereinafter sometimes referred to as “Trans-Orient”)

OF THE THIRD PART

WITNESSES THAT:

                    WHEREAS TAG Subco is a corporation wholly-owned by TAG;

                    AND WHEREAS TAG, TAG Subco and Trans-Orient propose to effect a business combination to combine the business and assets of Trans-Orient with those of TAG;

                    AND WHEREAS the parties hereto intend to carry out the proposed business combination by way of a plan of arrangement under the provisions of the Business Corporations Act (British Columbia);

                    NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE ONE
DEFINITIONS, INTERPRETATION AND SCHEDULE

Section 1.01	Definitions

In this Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)

“Acquisition Proposal” means, in respect of TAG or Trans-Orient, any inquiry or proposal (other than an inquiry or proposal made with respect to the Arrangement) regarding (i) any merger, amalgamation, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving TAG or Trans-Orient, respectively, (ii) any sale, lease, exchange, transfer or other disposition of all or any material portion of the assets of TAG (on a consolidated basis) or Trans- Orient (on a consolidated basis), respectively, (iii) any tender offer, take-over bid, exchange offer or similar transaction by any person involving the acquisition of securities of TAG or Trans-Orient, respectively, (iv) any recapitalization, reorganization, liquidation, material sale or issue of treasury securities or rights or interests therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar transaction which would or could constitute a de facto change in control of TAG or Trans-Orient, respectively, or (v) any other similar transaction or series of related transactions which would or could constitute a de facto change in control of TAG or Trans-Orient, respectively, or which would or could hinder the consummation of the transactions contemplated by, or otherwise defeat the purpose of, this Agreement;

(b)	“Agreement” means this arrangement agreement, together with the schedules attached hereto, as amended or supplemented from time to time;

(c)	“Amalgamating Corporations” means TAG Subco and Trans-Orient collectively;

(d)

“Arrangement” means the arrangement under the provisions of Division 5 of Part 9 of the BCBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith or made at the direction of the Court in the Final Order;

(e)

“Arrangement Filings” means the filings in respect of the Arrangement required by the BCBCA to be filed with the Registrar after the Final Order is made to effect the Arrangement in accordance with the terms hereof and the terms of the Final Order;

(f)	“BCBCA” means the Business Corporations Act (British Columbia);

(g)	“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia;

(h)	“Canadian GAAP” means generally accepted accounting principles in Canada;

(i)	“Certificate” means a certificate signed by a senior officer of each of TAG Subco and Trans-Orient formally giving effect to the Arrangement;

(j)	“Cheal Acquisition” has the meaning provided in Section 5.02(g) of this Agreement;

(k)	“Code” means the United States Internal Revenue Code of 1986, as amended, any successor thereto, and any Law interpretative thereof collectively;

(l)	“Completion Deadline” means the date by which the transactions contemplated by this Agreement are to be completed, which date shall be December 31, 2009;

(m)	“Confidentiality Agreement” means the agreement dated August 13, 2009 between TAG and Trans-Orient;

(n)	“Court” means the British Columbia Supreme Court;

(o)	“Effective Date” means the date set out in the Certificate as being the effective date in respect of the Arrangement;

(p)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

(q)

“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(r)

“Environmental Laws” means, with respect to any Person or its business, activities, property, assets or undertaking, all Laws, including the common law, relating to environmental or health matters in the jurisdictions applicable to such Person or its business, activities, property, assets or undertaking, including legislation governing the use and storage of Hazardous Substances;

(s)

“Final Order” means the order of the Court, as such order may be amended at any time prior to the Effective Date, pursuant to subsection 288(2)(b) of the BCBCA approving the Arrangement or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

(t)

“Governmental Entity” means any applicable (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(u)

“Hazardous Substances” mean any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, hazardous recyclable, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted, or identified in any Environmental Laws;

(v)	“Interim Order” means the interim order of the Court, as such order may be amended, pursuant to subsection 288(2)(b) of the BCBCA made in connection with the Arrangement;

(w)

“Laws” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, instruments, policies, notices, directions and judgments or other requirements of any Governmental Entity;

(x)

“Lock-up Agreements” means the agreements dated the date hereof between TAG and each of the directors and officers of Trans-Orient, Alex Guidi, Lukas Lundin and Peter Loretto pursuant to which each of them has agreed to comply with covenants consistent with those of Trans-Orient set forth in Section 6.01 hereof and vote his Trans-Orient Common Shares at the Trans-Orient Meeting in favour of the Arrangement, which agreements will be substantially in the form attached hereto as Schedule B;

(y)

“Material Adverse Change” means, in respect of TAG or Trans-Orient, any one or more changes, events or occurrences, and “Material Adverse Effect” means, in respect of TAG or Trans-Orient, any state of facts, which, in either case, either individually or in the aggregate, are, or would reasonably be expected to be, material and adverse to the business, assets or financial condition of TAG and the TAG Subsidiaries, or Trans-Orient and the Trans-Orient Subsidiaries, respectively, on a consolidated basis provided that a Material Adverse Change or Material Adverse Effect shall not include any change or effect (whether alone or in combination with, any other effect), directly or indirectly, arising out of, relating to, resulting from or reasonably attributable to the announcement of this Agreement or the pendency of completion of the transactions contemplated herein, changes in the economy of the United States or Canada generally, in the oil and gas industry generally or in the capital markets generally or any matter that has been disclosed to the public or the other parties hereto prior to the date of this Agreement;

(z)	“OTCBB” means the Over-the-Counter Bulletin Board;

(aa)

“Person” includes an individual, firm, trust, partnership, association, corporation, joint venture, trustee, executor, administrator, legal representative or government (including any Governmental Entity);

(bb)

“Plan of Arrangement” means a plan of arrangement substantially in the form and content of Schedule A attached hereto and any amendment or variation thereto made in accordance with Section 7.02 of the Plan of Arrangement or Section 7.01 hereof;

(cc)	“Proxy Circular” means the management information circular to be prepared by Trans- Orient for the Trans-Orient Meeting;

(dd)	“Registrar” means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA;

(ee)

“Securities Authorities” means the securities regulatory authorities in the jurisdictions of Canada and the United States in which TAG or Trans-Orient is a reporting issuer or its equivalent, as the case may be;

(ff)

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of existing contracts, agreements and commitments, and, in the case of TAG, includes the TAG Subsidiaries and, in the case of Trans-Orient, includes the Trans-Orient Subsidiaries;

(gg)	“Superior Proposal” means, in respect of TAG or Trans-Orient, an unsolicited bona fide written Acquisition Proposal in respect of TAG or Trans-Orient, respectively, which the directors of TAG or Trans-Orient, respectively, have determined in good faith, after consultation with, and receiving advice (which may include written opinions, a copy of which shall have been provided to Trans-Orient or TAG, respectively) from, as appropriate, the financial, legal and other advisors to TAG or Trans-Orient, respectively, to the effect that such Acquisition Proposal (a) is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the party making such proposal, (b) is fully financed or reasonably capable of being fully financed, and (c) would, if consummated in accordance with the terms thereof (but without assuming away the risk of non-completion), result in a transaction more favourable from a financial point of view to the TAG Shareholders or the Trans-Orient Shareholders, respectively, than the Arrangement;

(hh)	“TAG” means TAG Oil Ltd., a corporation existing under the BCBCA;

(ii)	“TAG Common Shares” means the common shares in the capital of TAG;

(jj)

“TAG Disclosure Documents” means documents filed by or on behalf of TAG that are publicly available in electronic form on the System for Electronic Document Analysis and Retrieval, commonly known as “SEDAR”;

(kk)	“TAG Disclosure Letter” means the letter dated the date hereof from TAG to Trans- Orient;

(ll)	“TAG Shareholders” means the holders of TAG Common Shares at the applicable time;

(mm)	“TAG Subco” means TAG Acquisition Corp., a wholly-owned subsidiary of TAG existing under the BCBCA;

(nn)	“TAG Subsidiaries” means TAG Subco, Cheal Petroleum Limited, TAG Oil (NZ) Limited and TAG Oil (Canterbury) Limited;

(oo)

“Tax” and “Taxes” means, with respect to any person, all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security, workers’ compensation, employment insurance or compensation, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing, (ii) any transferee liability (within the meaning of Section 6901 of the Code or any other applicable Law), and (iii) any liability with respect to any member of a consolidated, combined or unitary group of which the person (or any predecessor) is or was a member on or prior to the Effective Date by reason of the liability of the person pursuant to United States Treasury Regulation Section 1.1502-6 or any analogous or similar Law;

(pp)	“Tax Act” means the Income Tax Act (Canada);

(qq)	“Tax Returns” means all returns, schedules, elections, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

(rr)	“Trans-Orient” means Trans-Orient Petroleum Ltd., a corporation existing under the BCBCA;

(ss)	“Trans-Orient Common Shares” means the common shares in the capital of Trans-Orient;

(tt)

“Trans-Orient Disclosure Documents” means documents filed by or on behalf of Trans- Orient that are publicly available in electronic form on the System for Electronic Document Analysis and Retrieval, commonly known as “SEDAR”;

(uu)	“Trans-Orient Disclosure Letter” means the letter dated the date hereof from Trans- Orient to TAG;

(vv)

“Trans-Orient Meeting” means the special meeting, including any adjournments or postponements thereof, of the Trans-Orient Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement;

(ww)	“Trans-Orient Options” means the outstanding options to purchase Trans-Orient Common Shares issued pursuant to the Trans-Orient Stock Option Plan;

(xx)	“Trans-Orient Stock Option Plan” means the stock option plan of Trans-Orient in existence as of the date hereof;

(yy)	“Trans-Orient Shareholders” means the holders of Trans-Orient Common Shares at the applicable time;

(zz)	“Trans-Orient Subsidiaries” means DLJ Management Corp., Eastern Petroleum (NZ) Limited, Orient Petroleum (NZ) Limited and Orient Petroleum (PNG) Limited;

(aaa)	“Trans-Orient Warrants” means the 200,000 warrants to acquire 200,000 common shares at a price of US$0.80 per share until expiry on June 24, 2010;

(bbb)	“TSX-V” means the TSX Venture Exchange;

(ccc)	“1933 Act” means the Securities Act of 1933, as amended, of the United States of America;

(ddd)	“1934 Act” means the Securities Exchange Act of 1934, as amended, of the United States of America; and

(eee)	“1940 Act” means the Investment Company Act of 1940, as amended, of the United States of America.

In addition, words and phrases used herein and defined in the BCBCA shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

Section 1.02	Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and the schedule attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

Section 1.03	Number, Gender and Persons

In this Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and all words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

Section 1.04	Date for any Action

If the date on which any action is required to be taken hereunder by any party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.05	Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.06	Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of Canada.

Section 1.07	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the parties hereto waive any provision of law which renders any provision of this Agreement or any part thereof invalid or unenforceable in any respect. The parties hereto will engage in good faith negotiations to replace any provision hereof or any part thereof which is declared invalid or unenforceable with a valid and enforceable provision or part thereof, the economic effect of which approximates as much as possible the invalid or unenforceable provision or part thereof which it replaces.

Section 1.08	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with Canadian GAAP.

Section 1.09	Knowledge

Where the phrase “to the knowledge of TAG” or “to the knowledge of Trans-Orient” is used, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon, in the case of TAG, the collective knowledge of the directors and officers of TAG and the TAG Subsidiaries and, in the case of Trans-Orient, the collective knowledge of the directors and officers of Trans-Orient and the Trans-Orient Subsidiaries and, in either case, “knowledge” means the actual knowledge of such directors and officers after reasonable inquiry (which shall not require any new third party audits or studies or require any enquiries of third parties).

Section 1.10	Schedule

The following schedules are attached to, and are deemed to be incorporated into and form part of, this Agreement:

Schedule	Matter
A	Plan of Arrangement
B	Form of Lock-up Agreement

ARTICLE TWO
THE ARRANGEMENT

Section 2.01	Arrangement

The Amalgamating Corporations agree to amalgamate by way of arrangement pursuant to Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement and TAG hereby covenants and agrees to issue the TAG Common Shares required to be issued in connection with the Arrangement.

Section 2.02	Effective Date

The Arrangement shall become effective at the Effective Time on the Effective Date and at such time the Amalgamating Corporations shall amalgamate and continue as one corporation on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

Section 2.03	Consultation

TAG and Trans-Orient agree to consult with the other of them in issuing any press release or otherwise making any public statement with respect to this Agreement or the Arrangement and in making any filing with any federal, provincial or state governmental or regulatory agency or with any securities commission or stock exchange with respect thereto. Each of TAG and Trans-Orient shall use its commercially reasonable efforts to enable the other of them to review and comment on all such press releases and filings prior to the release or filing, respectively, thereof. TAG and Trans-Orient agree to issue a press release with respect to this Agreement as soon as practicable, in a form acceptable to each of them. Each of TAG and Trans-Orient acknowledges that this Agreement may be required to be filed concurrently with the filing of a material change report under applicable securities legislation and may be included as a schedule to the Proxy Circular.

Section 2.04	Court Proceedings

As soon as is reasonably practicable after the date of execution of this Agreement, Trans-Orient and TAG Subco shall apply to the Court pursuant to Division 5 of Part 9 of the BCBCA for an order approving the Arrangement and, in connection with such application, Trans-Orient, TAG and TAG Subco shall:

(a)

file, proceed with and diligently prosecute an application to the Court for the Interim Order providing for, among other things, the calling and holding of the Trans-Orient Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement; and

(b)

subject to the terms of this Agreement and compliance by the directors and officers of Trans-Orient with their fiduciary duties, and obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court, and apply, for the Final Order.

The notice of motion and related materials for the applications referred to in this section shall be in a form satisfactory to Trans-Orient, TAG and TAG Subco, each acting reasonably, and, in the case of the application to the Court for the Interim Order, shall request that the Interim Order provide, among other things:

(c)	for the persons to whom notice is to be provided in respect of the Arrangement and the Trans-Orient Meeting and for the manner in which such notice is to be provided; and

(d)

that the requisite approval of the Trans-Orient Shareholders for the Arrangement shall be two-thirds of the votes cast thereon by Trans-Orient Shareholders present in person or represented by proxy at the Trans-Orient Meeting; and

(e)	for the grant of rights of dissent as provided in the Plan of Arrangement.

Section 2.05	Pre-closing

Unless this Agreement is terminated pursuant to the provisions hereof, TAG and Trans-Orient shall meet at the offices of Blake, Cassels & Graydon LLP, 595 Burrard Street, Suite 2600, Vancouver, British Columbia at 9:00 a.m. on the day before the Effective Date or at such other time or on such other date as they may mutually agree upon and each of them shall deliver to the other of them:

(a)

the documents required or contemplated to be delivered by it hereunder to complete the transactions contemplated hereby, provided that each such document required to be dated the Effective Date shall be dated as of, or become effective on, the Effective Date and shall be held in escrow to be released upon the Arrangement becoming effective; and

(b)	written confirmation as to the satisfaction or waiver of all of the conditions in its favour contained in this Agreement.

Section 2.06	Arrangement Filings

Subject to the rights of termination contained in Article Seven hereof, upon the Trans-Orient Shareholders approving the Arrangement in accordance with the Interim Order, Trans-Orient obtaining the Final Order and the other conditions contained in Article Five hereof being complied with or waived, the Amalgamating Corporations shall jointly file the Arrangement Filings, with the Registrar together with such other documents as may be required in order to effect the Arrangement.

Section 2.07	Trans-Orient Options and Trans-Orient Warrants

Trans-Orient Options and Trans-Orient Warrants shall be exercisable to subscribe for TAG Common Shares after the Effective Time in accordance with their respective terms. TAG shall execute all documents and instruments necessary including replacement certificates if necessary in order to give effect to the foregoing.

Section 2.08	Certain Matters

(a)

TAG and Trans-Orient agree that, upon the completion of the Arrangement, the board of directors of TAG shall be reconstituted such that 3 of the members are individuals who are nominees of Trans-Orient who are not already on the board of TAG, which nominees are expected to be Ronald Bertuzzi, Michael Hart and Barry MacNeil.

(b)

In furtherance of Section 2.08(a), and in the event that on the Effective Time there are not 3 vacancies on the TAG board of directors, at or as soon as practicable following the Effective Time TAG shall either increase by 3 the number of directors comprising the board of directors and/or secure the resignations of directors of TAG, so as to cause the nominees of Trans-Orient to be elected or appointed as directors of TAG, provided that they are qualified to act as directors under applicable Laws.

ARTICLE THREE
REPRESENTATIONS AND WARRANTIES

Section 3.01	Representations and Warranties of Trans-Orient

Trans-Orient hereby represents and warrants to TAG and TAG Subco, and hereby acknowledges that each of TAG and TAG Subco is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement, as follows:

(a)

Organization. Trans-Orient and each of the Trans-Orient Subsidiaries has been incorporated, is validly subsisting and has full corporate power and authority to own its property and assets and conduct its business as currently owned and conducted. Trans- Orient and each of the Trans-Orient Subsidiaries is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Trans-Orient. All of the outstanding shares of the Trans-Orient Subsidiaries are validly issued, fully paid and non- assessable. All of the outstanding shares of the Trans-Orient Subsidiaries are owned directly or indirectly by Trans-Orient. Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the applicable Trans-Orient Subsidiary, the shares of each Trans-Orient Subsidiary which are owned by Trans-Orient (or by another Trans-Orient Subsidiary) are owned free and clear of all Encumbrances. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any securities of any Trans-Orient Subsidiary from either Trans-Orient or any other Trans-Orient Subsidiary.

(b)

Capitalization. Trans-Orient is authorized to issue an unlimited number of preferred shares, issuable in series, and an unlimited number of Trans-Orient Common Shares. As at September 11, 2009, there were nil preferred shares and 36,595,225 Trans-Orient

Common Shares outstanding and an aggregate of 1,725,000 Trans-Orient Common Shares were set aside for issue under Trans-Orient Options and Trans-Orient Warrants. Except as described in the immediately preceding sentence, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Trans-Orient or any of the Trans-Orient Subsidiaries to issue or sell any shares of Trans-Orient or any of the Trans-Orient Subsidiaries or any securities or obligations of any kind convertible into or exchangeable for any shares of Trans-Orient or any of the Trans-Orient Subsidiaries, nor are there outstanding any share appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Trans-Orient or any of the Trans-Orient Subsidiaries. All outstanding Trans-Orient Common Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of Trans-Orient or any of the Trans-Orient Subsidiaries having the right to vote with the Trans-Orient Shareholders on any matter. There are no outstanding contractual obligations of Trans- Orient or of any of the Trans-Orient Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Trans-Orient Common Shares or with respect to the voting or disposition of any outstanding Trans-Orient Common Shares.

(c)

Authority. Trans-Orient has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Trans-Orient and the completion by Trans-Orient of the transactions contemplated by this Agreement have been authorized by the directors of Trans-Orient (conditional upon receipt of a favourable opinion from Trans-Orient’s independent financial advisor that the exchange ratio for the Arrangement is fair, from a financial point of view, to the Trans-Orient Shareholders) and, subject to approval by the Trans- Orient Shareholders in the manner contemplated herein, no other corporate proceedings on the part of Trans-Orient are necessary to authorize this Agreement or to complete the transactions contemplated hereby other than in connection with the approval by the directors of Trans-Orient of the Proxy Circular. This Agreement has been executed and delivered by Trans-Orient and constitutes a legal, valid and binding obligation of Trans- Orient, enforceable against Trans-Orient in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. The execution and delivery of this Agreement, the performance of the provisions hereof and the completion of the transactions contemplated hereby do not and will not:

	(i)	result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of,

		(A)	the articles or by-laws (or their equivalent) of Trans-Orient or any of the Trans-Orient Subsidiaries,

		(B)	any Law, regulation, order, judgment or decree, or

(C)

any contract, agreement, licence, franchise or permit to which Trans- Orient or any of the Trans-Orient Subsidiaries is bound or is subject or of which Trans-Orient or any Trans-Orient Subsidiary is the beneficiary;

(ii)

give rise to any right of termination or acceleration of indebtedness, or cause any third person indebtedness owing by Trans-Orient or any of the Trans-Orient Subsidiaries to come due before its stated maturity or cause any available credit to cease to be available;

(iii)

result in the imposition of any Encumbrance upon any of the property or assets of Trans-Orient or any of the Trans-Orient Subsidiaries, or restrict, hinder, impair or limit the ability of Trans-Orient or any of the Trans-Orient Subsidiaries to conduct the business of Trans-Orient or any of the Trans-Orient Subsidiaries as and where it is now being conducted or as and where it may be conducted in the future; or

(iv)

result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Trans-Orient or any of the Trans-Orient Subsidiaries or increase any benefits otherwise payable under any pension or benefits plan of Trans-Orient or any of the Trans-Orient Subsidiaries or result in the acceleration of the time of payment or vesting of any such benefits;

which would, individually or in the aggregate, have a Material Adverse Effect on Trans- Orient. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other person is required to be obtained by Trans-Orient or any of the Trans-Orient Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Trans-Orient of the transactions contemplated hereby other than (i) any approvals required by the Interim Order, (ii) the Final Order, (iii) filings with the Registrar under the BCBCA and filings with and approvals required by Securities Authorities and stock exchanges, (iv) any other consent, waiver, permit, order or approval referred to in Section 5.01 of this Agreement or the Trans-Orient Disclosure Letter and (v) any other consent, approval, order, authorization, declaration or filing which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Trans-Orient.

(d)

Directors’ Approvals. The directors of Trans-Orient have received an oral opinion from Stephen Semeniuk, CFA, the financial advisor to the directors of Trans-Orient, that the exchange ratio in respect of the Arrangement is fair, from a financial point of view, to the Trans-Orient Shareholders and have unanimously:

	(i)	determined that the Arrangement is fair to the Trans-Orient Shareholders and is in the best interests of Trans-Orient;

	(ii)	determined that the directors of Trans-Orient will recommend that the Trans- Orient Shareholders vote in favour of the Arrangement; and

	(iii)	authorized the entering into of this Agreement, and the performance of its provisions, by Trans-Orient.

(e)

Shareholder Rights Plan. Trans-Orient has not entered into a shareholder rights plan agreement or similar agreement and does not have in place any plan for the protection of shareholders of a kind generally referred to as a shareholder rights plan.

(f)	Trans-Orient Subsidiaries. The only Subsidiaries of Trans-Orient are the Trans-Orient Subsidiaries.

(g)

No Defaults. Except as set forth in Section 3.01(g) of the Trans-Orient Disclosure Letter, other than (i) contracts entered into in the ordinary course of business; or (ii) as disclosed in the Trans-Orient Disclosure Documents, there are no contracts, agreements or licenses material to the conduct of the business of Trans-Orient (on a consolidated basis), TAG has been provided with a true and complete copy of all such material contracts, agreements and licenses and there are no current or pending negotiations with respect to the renewal, termination or amendment of any such material contracts, agreements or licenses that are not included in the Trans-Orient Disclosure Documents. Neither Trans- Orient nor any of the Trans-Orient Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement or licence to which any of them is a party or by which any of them is bound which would, individually or in the aggregate, have a Material Adverse Effect on Trans-Orient.

(h)

Absence of Changes. Except as set forth in Section 3.01(h) of the Trans-Orient Disclosure Letter, since April 30, 2008 and other than as may be required as a result of any action involving Trans-Orient which has been disclosed in the Trans-Orient Disclosure Documents:

	(i)	Trans-Orient and each of the Trans-Orient Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)

neither Trans-Orient nor any of the Trans-Orient Subsidiaries has incurred any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would, individually or in the aggregate, have a Material Adverse Effect on Trans-Orient;

	(iii)	neither Trans-Orient nor any of the Trans-Orient Subsidiaries has incurred or suffered a Material Adverse Change;

	(iv)	there has not occurred any destruction or loss that is not covered by insurance that would, individually or in the aggregate, have a Material Adverse Effect on Trans-Orient;

	(v)	there has not been any acquisition or sale by Trans-Orient or any of the Trans- Orient Subsidiaries of any material property or assets thereof;

(vi)

other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Trans- Orient or any of the Trans-Orient Subsidiaries of any debt for borrowed money, any creation or assumption by Trans-Orient or any of the Trans-Orient Subsidiaries of any Encumbrance, any making by Trans-Orient or any of the Trans-Orient Subsidiaries of any loan, advance or capital contribution to or investment in any other person (other than (i) travel loans or advances made in the ordinary course of business and (ii) other loans and advances in an aggregate amount which, in the case of both (i) and (ii), does not exceed $5,000 outstanding at any time) or any entering into, amendment of, relinquishment, termination or non-renewal by Trans-Orient or any of the Trans-Orient Subsidiaries of any contract, agreement, licence, franchise, lease transaction, commitment or other right or obligation which would, individually or in the aggregate, have a Material Adverse Effect on Trans-Orient;

	(vii)	Trans-Orient has not declared or paid any dividends or made any other distribution on any of the Trans-Orient Common Shares;

	(viii)	Trans-Orient has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Trans-Orient Common Shares;

(ix)

other than in the ordinary and regular course of business consistent with past practice, there has not been any increase in or modification of the compensation payable to or to become payable by Trans-Orient or any of the Trans-Orient Subsidiaries to any of their respective directors, officers or employees or any grant to any such director, officer or employee of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Trans- Orient Options made to, for or with any of such directors, officers or employees);

(x)

there has not been any labour dispute or charge of unfair labour practice, any activity or proceeding by a labour union or representative thereof to organize any of the employees of Trans-Orient or any of the Trans-Orient Subsidiaries or any campaign to solicit authorization from employees to be represented by such labour union;

	(xi)	Trans-Orient has not effected any material change in its accounting methods, principles or practices; and

	(xii)	Trans-Orient has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan.

(i)	Employment Agreements. Other than as disclosed in the Trans-Orient Disclosure Documents or in Section 3.01(i) of the Trans-Orient Disclosure Letter:

(i)

neither Trans-Orient nor any of the Trans-Orient Subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director, officer or employee of Trans-Orient or any of the Trans-Orient Subsidiaries;

(ii)

neither Trans-Orient nor any of the Trans-Orient Subsidiaries has any employee or consultant whose employment or contract with Trans-Orient or the Trans- Orient Subsidiary, respectively, cannot be terminated upon a maximum of 12 months’ notice;

(iii)

neither Trans-Orient nor any of the Trans-Orient Subsidiaries (i) is a party to any collective bargaining agreement, (ii) is subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement, or (iii) is subject to any current, pending or threatened strike or lockout;

	(iv)	neither Trans-Orient nor any of the Trans-Orient Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim,

actual or threatened, or any litigation, actual or threatened, relating to the employment, or the termination of the employment, of any employee or independent contractor which, if determined in an adverse manner, would have a Material Adverse Effect on Trans-Orient; and

(v)

Trans-Orient and the Trans-Orient Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour matters, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the matters listed herein which, if determined in an adverse manner, would have a Material Adverse Effect on Trans-Orient.

(j)

Financial Matters. The audited consolidated financial statements for the financial years ended July 31, 2008 and July 31, 2007 of Trans-Orient and the unaudited consolidated financial statements for the three and nine month period ended April 30, 2009 were prepared in accordance with Canadian GAAP, consistently applied, and fairly present in all material respects the consolidated financial condition of Trans-Orient at the respective dates indicated and the results of operations of Trans-Orient for the periods covered on a consolidated basis and reflect adequate provision for the liabilities of Trans-Orient on a consolidated basis in accordance with Canadian GAAP. Neither Trans-Orient nor any of the Trans-Orient Subsidiaries has any liability or obligation (including, without limitation, liabilities or obligations to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, not reflected in the unaudited consolidated financial statements of Trans-Orient for the three and nine month period ended April 30, 2009, except (i) liabilities and obligations incurred in the ordinary course of business since April 30, 2009, (ii) liabilities and obligations incurred outside of the ordinary course of business which do not in the aggregate exceed $50,000 and (iii) liabilities and obligations resulting from actions involving Trans-Orient which have been publicly disclosed by Trans-Orient prior to the date hereof.

(k)

Books and Records. The corporate records and minute books of Trans-Orient have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects. Financial books and records and accounts of Trans- Orient and the Trans-Orient Subsidiaries in all material respects (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Trans-Orient and the Trans-Orient Subsidiaries, and (c) accurately and fairly reflect the basis for the consolidated financial statements of Trans-Orient. Trans-Orient has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that, in all material respects (a) transactions are executed in accordance with the general or specific authorization of the management of Trans-Orient, and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with Canadian GAAP or any criteria applicable to such statements and (ii) to maintain accountability for assets and liabilities.

(l)

Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of Trans-Orient, threatened against or relating to Trans-Orient or any of the Trans-Orient Subsidiaries or affecting any of their respective properties or assets before any court or governmental or regulatory authority or body or other Governmental Entity.

Neither Trans-Orient nor any of the Trans-Orient Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that restricts or may restrict the right or ability of Trans-Orient or the Trans-Orient Subsidiary, respectively, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement.

(m)

Environmental. There have not occurred any material spills, emissions or pollution on any property of Trans-Orient or any of the Trans-Orient Subsidiaries or as a result of its operations, nor has Trans-Orient or any of the Trans-Orient Subsidiaries been subject to any stop orders, control orders, clean-up orders or reclamation orders under applicable Environmental Laws, any of which would individually or in the aggregate have a Material Adverse Effect on Trans-Orient. All operations of Trans-Orient and the Trans- Orient Subsidiaries have been and are now being conducted in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect on Trans-Orient. Neither Trans-Orient nor any or the Trans-Orient Subsidiaries is aware of, or is subject to:

	(i)	any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction, or expenditures; or

(ii)

any demand or notice with respect to the breach of any Environmental Laws applicable to Trans-Orient or any of the Trans-Orient Subsidiaries, including any regulations respecting the use, storage, treatment, transportation, or disposition of any Hazardous Substances, which would reasonably be expected to have a Material Adverse Effect on Trans-Orient.

In the ordinary course of its business, Trans-Orient periodically reviews the effect of Environmental Laws on various business, operations and properties of Trans-Orient and the Trans-Orient Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, Trans-Orient has reasonably concluded that such associated costs and liabilities would not result in a Material Adverse Change.

(n)

Title. Trans-Orient and the Trans-Orient Subsidiaries have good and sufficient title to their real property interests including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by Trans-Orient and the Trans-Orient Subsidiaries necessary to permit the operation of its business as presently owned and conducted. Trans-Orient does not have any knowledge nor is aware of any defects, failures or impairments in the title of Trans- Orient to its assets or the assets of the Trans-Orient Subsidiaries, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party, which in aggregate would have a Material Adverse Effect on Trans- Orient.

(o)	No Defaults under Leases and Agreements.

(i)

Neither Trans-Orient nor the Trans-Orient Subsidiaries has received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to any of their respective assets to which Trans-Orient is a party or by or to which Trans-Orient, any Trans-Orient Subsidiary or any such assets are bound or subject except to the extent that such defaults would not in the aggregate have a Material Adverse Effect on Trans- Orient.

	(ii)	To its knowledge:

		(1)	Trans-Orient and the Trans-Orient Subsidiaries are in good standing under all, and are not in default under any, and

		(2)	there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any,

leases and other title and operating documents or any other agreements and instruments pertaining to Trans-Orient or any of the Trans-Orient Subsidiaries’ assets to which they are a party or by or to which they or such assets are bound or subject and, to its knowledge, all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults would not, individually or in the aggregate, have a Material Adverse Effect on Trans-Orient.

(p)

No Encumbrances. Neither Trans-Orient nor any Trans-Orient Subsidiary has encumbered or alienated its interest in its assets or agreed to do so and such assets are free and clear of all Encumbrances except for such Encumbrances as are disclosed in any governmental registry or arising in the ordinary course of business.

(q)

Royalties, Rentals and Taxes Paid. All royalties and rentals payable under the leases and other title and operating documents pertaining to the assets of Trans-Orient or any Trans- Orient Subsidiary and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of petroleum substances derived therefrom or allocated thereto or the proceeds of sales thereof payable have been properly paid in full and in a timely manner except to the extent that such non-payment would not in the aggregate have a Material Adverse Effect on Trans-Orient.

(r)

Licences. Each of Trans-Orient and the Trans-Orient Subsidiaries has obtained and is in compliance with all licenses, permits, certificates, consents, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as they are now being or are proposed to be conducted, other than such permissions the absence of which would, individually or in the aggregate, not have a Material Adverse Effect on Trans-Orient.

(s)	Insurance. The Trans-Orient Disclosure Letter sets forth details of all policies of insurance in force as of the date hereof naming Trans-Orient as an insured. Such policies of insurance adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of Trans-Orient and the Trans-Orient Subsidiaries. All such policies of insurance will remain in full force and effect and will not be cancelled or otherwise terminated as a result of the completion of the transactions contemplated hereby other than such cancellations as would not, individually or in the aggregate, have a Material Adverse Effect on Trans-Orient.

(t)

Tax Matters. Trans-Orient and the Trans-Orient Subsidiaries have filed or caused to be filed in a timely manner all material Tax Returns required to be filed by them (all of which Tax Returns were correct and complete in all material respects) and have paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable, collectible and remittable. Trans-Orient has provided adequate accruals in accordance with Canadian GAAP in its most recently published consolidated financial statements for any Taxes for the period covered by such financial statements which have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material liability for Taxes not reflected in such financial statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. To the knowledge of Trans-Orient, there are no material proposed (but unassessed) additional Taxes and none have been asserted by Canada Customs and Revenue Agency, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above, and no waiver of any statute of limitations has been given or requested with respect to Trans-Orient or any of the Trans-Orient Subsidiaries. No lien for Taxes has been filed other than for Taxes not yet due and payable.

(u)

Certain Additional Tax Matters. To the knowledge of Trans-Orient, for the purposes of the Code, the cost basis of the shares of each of the Trans-Orient Subsidiaries is greater than the fair market value of such shares. To the knowledge of Trans-Orient, no interest in or of Trans-Orient constitutes a United States Real Property Interest within the meaning of Section 897 of the Code.

(v)

Intellectual Property. To the knowledge of Trans-Orient, Trans-Orient and the Trans- Orient Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights that are material to the conduct of the business of Trans-Orient and the Trans-Orient Subsidiaries.

(w)	Pension and Employee Benefits.

(i)

Trans-Orient and the Trans-Orient Subsidiaries have complied, in all material respects, with all of the terms of, and all applicable Laws in respect of, the pension and other employee compensation and benefit obligations of Trans- Orient and the Trans-Orient Subsidiaries, as the case may be, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, if any, which are maintained by or binding upon Trans-Orient or the Trans- Orient Subsidiaries, as the case may be, (collectively referred to in this subsection as the “Trans-Orient Plans”) and all Trans-Orient Plans maintained by or binding upon Trans-Orient or any of the Trans-Orient Subsidiaries are fully funded and in good standing with such regulatory authorities as may be applicable and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by Trans-Orient or any of the Trans- Orient Subsidiaries from any such regulatory authority.

(ii)

No action has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Trans-Orient Plan maintained by or binding upon Trans-Orient or any of the Trans-Orient Subsidiaries being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any Taxes, fees, penalties or levies in excess of $10,000 under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or, to the knowledge of Trans-Orient, threatened in respect of any of the Trans-Orient Plans maintained by or binding upon Trans-Orient or any of the Trans-Orient Subsidiaries or their respective assets.

(x)

Reporting Status. Trans-Orient is a reporting issuer or its equivalent in each of the provinces of British Columbia and Alberta. The only stock exchange on which the Trans-Orient Common Shares are listed is the TSX-V and the Trans-Orient Common Shares are also authorized to be quoted on the OTCBB, but are otherwise not listed on a national securities exchange or authorized to be quoted in an inter-dealer quotation system of a registered national securities association, in either case within the meaning of Rule 13e-3 under the 1934 Act.

(y)

Reports. Since April 30, 2009, Trans-Orient has filed with the Securities Authorities, stock exchanges and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it (such forms, reports, schedules, statements, certifications and other documents, including any financial statements or other documents, including any schedules included therein, are referred to in this subsection as the “Trans-Orient Documents”). The Trans-Orient Documents, at the time filed, (a) did not contain any misrepresentation (as defined in applicable securities Laws) and (b) complied in all material respects with the requirements of applicable securities legislation. Trans-Orient has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(z)

Compliance with Laws. Trans-Orient and the Trans-Orient Subsidiaries have complied with and are not in violation of any applicable Law other than such non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Trans-Orient.

(aa)

Licences. Trans-Orient and each of the Trans-Orient Subsidiaries owns, possesses, or has obtained and is in compliance with, all licences, permits (including licences and permits required under environmental Laws), certificates, orders, grants and other authorizations of or from all Governmental Entities necessary to conduct its business as now conducted or as proposed to be conducted, except where the failure to own, possess, obtain or to be in compliance with which would not individually or in the aggregate have a Material Adverse Effect on Trans-Orient.

(bb)

Certain Contracts. Neither Trans-Orient nor any of the Trans-Orient Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (a) limit the manner or the localities in which all or any material portion of the business of Trans-Orient (on a consolidated basis) is or would be conducted, (b) limit any business practice of Trans- Orient (on a consolidated basis) or (c) restrict any acquisition or disposition of any property by Trans-Orient or the Trans-Orient Subsidiary.

(cc)	Foreign Private Issuer. Trans-Orient is a “foreign private issuer” as defined in Rule 405 under the 1933 Act.

(dd)

Investment Company Status. Trans-Orient is not registered and is not required to be registered as an open-end investment company, a closed-end investment company, a unit investment trust or a face-amount certificate company under the 1940 Act.

(ee)

Full Disclosure. Trans-Orient has made available to TAG all material information, including financial, operational, sales and other information, in respect of the business of Trans-Orient and the Trans-Orient Subsidiaries requested by TAG and all such information as made available to TAG is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading.

(ff)

Proxy Circular. When mailed, the Proxy Circular will not contain an untrue statement of a material fact concerning Trans-Orient or the Trans-Orient Subsidiaries and will not omit to state a material fact concerning Trans-Orient or the Trans-Orient Subsidiaries that is required to be stated or that is necessary to make a statement contained therein not misleading in the light of the circumstances in which it was made.

Section 3.02	Representations and Warranties of TAG

Each of TAG and TAG Subco hereby represents and warrants to Trans-Orient, and hereby acknowledges that Trans-Orient is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement, as follows:

(a)

Organization. TAG and each of the TAG Subsidiaries has been incorporated, is validly subsisting and has full corporate power and authority to own its property and assets and conduct its business as currently owned and conducted. TAG and each of the TAG Subsidiaries is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on TAG. All of the outstanding shares of the TAG Subsidiaries are validly issued, fully paid and non-assessable. All of the outstanding shares of the TAG Subsidiaries are owned directly or indirectly by TAG. Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the applicable TAG Subsidiary, the shares of each TAG Subsidiary which are owned by TAG (or by another TAG Subsidiary) are owned free and clear of all Encumbrances. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any securities of any TAG Subsidiary from either TAG or any other TAG Subsidiary. TAG Subco was incorporated for the purpose of completing the Arrangement and has carried on no other business.

(b)

Capitalization. TAG is authorized to issue an unlimited number of TAG Common Shares. As at September 11, 2009, there were 16,809,722 TAG Common Shares outstanding and an aggregate of 222,000 TAG Common Shares were set aside for issue under the stock option plan of TAG. Except (i) as described in the immediately preceding sentence, (ii) as disclosed in the TAG disclosure Documents, and (iii) pursuant to this Agreement and the transactions contemplated hereby, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating TAG or any of the TAG Subsidiaries to issue or sell any shares of TAG or any of the TAG Subsidiaries or any securities or obligations of any kind convertible into or exchangeable for any shares of TAG or any of the TAG Subsidiaries, nor are there outstanding any share appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of TAG or any of the TAG Subsidiaries. All outstanding TAG Common Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of TAG or any of the TAG Subsidiaries having the right to vote with the TAG Shareholders on any matter. There are no outstanding contractual obligations of TAG or of any of the TAG Subsidiaries to repurchase, redeem or otherwise acquire any outstanding TAG Common Shares or with respect to the voting or disposition of any outstanding TAG Common Shares.

(c)

Authority. Each of TAG and TAG Subco has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by TAG and TAG Subco and the completion by TAG and TAG Subco of the transactions contemplated by this Agreement have been authorized by the directors of TAG and TAG Subco, respectively, and no other corporate proceedings on the part of TAG or TAG Subco are necessary to authorize this Agreement or to complete the transactions contemplated hereby. This Agreement has been executed and delivered by each of TAG and TAG Subco and constitutes a legal, valid and binding obligation of each of TAG and TAG Subco, enforceable against TAG in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. The execution and delivery by TAG of this Agreement and the performance by them of their respective obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

	(i)	result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of,

		(A)	the articles or by-laws (or their equivalent) of TAG or any of the TAG Subsidiaries,

		(B)	any Law, regulation, order, judgment or decree, or

		(C)	any contract, agreement, licence, franchise or permit to which TAG or any of the TAG Subsidiaries is bound or is subject to or of which TAG or any TAG Subsidiary is the beneficiary;

(ii)

give rise to any right of termination or acceleration of indebtedness, or cause any third person indebtedness owing by TAG or any of the TAG Subsidiaries to come due before its stated maturity or cause any of its available credit to cease to be available;

(iii)

result in the imposition of any Encumbrance upon any of the property or assets of TAG or any of the TAG Subsidiaries, or restrict, hinder, impair or limit the ability of TAG or any of the TAG Subsidiaries to conduct the business of TAG or any of the TAG Subsidiaries as and where it is now being conducted or as and where it may be conducted in the future; or

(iv)

result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of TAG or any of the TAG Subsidiaries or increase any benefits otherwise payable under any pension or benefits plan of TAG or any of the TAG Subsidiaries or result in the acceleration of the time of payment or vesting of any such benefits;

which would, individually or in the aggregate, have a Material Adverse Effect on TAG. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other person is required to be obtained by TAG or any of the TAG Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by TAG and TAG Subco of the transactions contemplated hereby other than (i) any approvals required by the Interim Order, (ii) the Final Order, (iii) filings required under the BCBCA, in the case of TAG Subco, and filings with and approvals required by the Securities Authorities and stock exchanges, (iv) any other consents, waivers, permits, orders or approvals referred to in Section 5.01 of this Agreement and (v) any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on TAG.

(d)

Directors’ Approvals. The directors of TAG have received a oral opinion from Evans & Evans, Inc., the financial advisor to the directors of TAG, that the consideration under the Arrangement is fair, from a financial point of view, to TAG and have unanimously:

	(i)	determined that the Arrangement is fair to the TAG Shareholders and is in the best interests of TAG; and

	(ii)	authorized the entering into of this Agreement, and the performance of its provisions, by TAG.

(e)

Shareholder Rights Plan. TAG has not entered into a shareholder rights plan agreement or similar agreement and does not have in place any plan for the protection of shareholders of a kind generally referred to as a shareholder rights plan.

(f)	TAG Subsidiaries. The only Subsidiaries of TAG are the TAG Subsidiaries.

(g)

No Defaults. Other than (i) customer contracts entered into in the ordinary course of business, or (ii) as disclosed in the TAG Disclosure Documents, there are no contracts, agreements or licenses material to the conduct of the business of TAG (on a consolidated basis), Trans-Orient has been provided with a true and complete copy of all such material contracts, agreements or licenses or access thereto and there are no current or pending negotiations with respect to the renewal, termination or amendment of any such material contracts, agreements and licenses that are not included in the TAG Disclosure Documents. Neither TAG nor any of the TAG Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement or licence to which any of them is a party or by which any of them is bound which would, individually or in the aggregate, have a Material Adverse Effect on TAG.

(h)	Absence of Changes. Since March 31, 2009, and other than as may be required as a result of any action involving TAG which has been disclosed in the TAG Disclosure Documents:

	(i)	TAG and each of the TAG Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)

neither TAG nor any of the TAG Subsidiaries has incurred any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would, individually or in the aggregate, have a Material Adverse Effect on TAG;

	(iii)	neither TAG nor any of the TAG Subsidiaries has incurred or suffered a Material Adverse Change;

	(iv)	there has not occurred any destruction or loss that is not covered by insurance that would, individually or in the aggregate, have a Material Adverse Effect on TAG;

	(v)	there has not been any acquisition or sale by TAG or any of the TAG Subsidiaries of any material property or assets thereof;

(vi)

other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by TAG or any of the TAG Subsidiaries of any debt for borrowed money, any creation or assumption by TAG or any of the TAG Subsidiaries of any Encumbrance, any making by TAG or any of the TAG Subsidiaries of any loan, advance or capital contribution to or investment in any other person (other than (i) travel loans or advances made in the ordinary course of business and (ii) other loans and advances in an aggregate amount which, in the case of both (i) and (ii), does not exceed $5,000 outstanding at any time) or any entering into, amendment of, relinquishment, termination or non-renewal by TAG or any of the TAG Subsidiaries of any contract, agreement, licence, franchise, lease transaction, commitment or other right or obligation which would, individually or in the aggregate, have a Material Adverse Effect on TAG;

	(vii)	TAG has not, to the date of this Agreement, declared or paid any dividends or made any other distribution on any of the TAG Common Shares;

	(viii)	TAG has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding TAG Common Shares;

(ix)

other than in the ordinary and regular course of business consistent with past practice, there has not been any increase in or modification of the compensation payable to or to become payable by TAG or any of the TAG Subsidiaries to any of their respective directors, officers or employees or any grant to any such director, officer or employee of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors, officers or employees;

(x)

there has not been any labour dispute or charge of unfair labour practice, any activity or proceeding by a labour union or representative thereof to organize any of the employees of TAG or any of the TAG Subsidiaries or any campaign to solicit authorization from employees to be represented by such labour union;

	(xi)	TAG has not effected any material change in its accounting methods, principles or practices; and

	(xii)	TAG has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(i)	Employment Agreements. Other than as disclosed in the TAG Disclosure Documents:

(i)

neither TAG nor any of the TAG Subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director, officer or employee of TAG or any of the TAG Subsidiaries;

(ii)

neither TAG nor any of the TAG Subsidiaries has any employee or consultant whose employment or contract with TAG or the TAG Subsidiary, respectively, cannot be terminated upon a maximum of 12 months’ notice;

(iii)

neither TAG nor any of the TAG Subsidiaries (i) is a party to any collective bargaining agreement, (ii) is subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement, or (iii) is subject to any current, pending or threatened strike or lockout;

(iv)

neither TAG nor any of the TAG Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to the employment, or the termination of the employment, of any employee or independent contractor which, if determined in an adverse manner, would have a Material Adverse Effect on TAG; and

(v)

TAG and the TAG Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour matters, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the matters listed herein which, if determined in an adverse manner, would have a Material Adverse Effect on TAG.

(j)

Financial Matters. The audited consolidated financial statements for the financial years ended March 31, 2009 and March 31, 2008 of TAG and the unaudited interim consolidated statements of TAG for the three-month period ended June 30, 2009 were prepared in accordance with Canadian GAAP consistently applied, and fairly present in all material respects the consolidated financial condition of TAG at the respective dates indicated and the results of operations of TAG for the periods covered on a consolidated basis and reflect adequate provision for the liabilities of TAG on a consolidated basis in accordance with Canadian GAAP. Neither TAG nor any of the TAG Subsidiaries has any liability or obligation (including, without limitation, liabilities or obligations to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, not reflected in the unaudited consolidated financial statements of TAG for the financial period ended June 30, 2009, except (i) liabilities and obligations incurred in the ordinary course of business since June 30, 2009, (ii) liabilities and obligations incurred outside of the ordinary course of business which do not in the aggregate exceed $50,000, and (iii) liabilities and obligations resulting from actions involving TAG which have been publicly disclosed by TAG prior to the date hereof (including liabilities and obligations in connection with the Cheal Acquisition).

(k)

Books and Records. The corporate records and minute books of TAG have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects. Financial books and records and accounts of TAG and the TAG Subsidiaries in all material respects (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of TAG and the TAG Subsidiaries, and (c) accurately and fairly reflect the basis for the TAG consolidated financial statements. TAG has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that, in all material respects (a) transactions are executed in accordance with the general or specific authorization of the management of TAG, and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with Canadian GAAP or any criteria applicable to such statements and (ii) to maintain accountability for assets and liabilities.

(l)

Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of TAG, threatened against or relating to TAG or any of the TAG Subsidiaries or affecting any of their respective properties or assets before any court or governmental or regulatory authority or body or other Governmental Entity. Neither TAG nor any of the TAG Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that restricts or may restrict the right or ability of TAG or the TAG Subsidiary, as the case may be, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement.

(m)

Environmental. There have not occurred any material spills, emissions or pollution on any property of TAG or any of the TAG Subsidiaries or as a result of its operations, nor has TAG or any of the TAG Subsidiaries been subject to any stop orders, control orders, clean-up orders or reclamation orders under applicable Environmental Laws, any of which would individually or in the aggregate have a Material Adverse Effect on TAG. All operations of TAG and the TAG Subsidiaries have been and are now being conducted in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect on TAG. Neither TAG nor any or the TAG Subsidiaries is aware of, or is subject to:

	(i)	any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction, or expenditures; or

(ii)

any demand or notice with respect to the breach of any Environmental Laws applicable to TAG or any of the TAG Subsidiaries, including any regulations respecting the use, storage, treatment, transportation, or disposition of any Hazardous Substances, which would reasonably be expected to have a Material Adverse Effect on TAG.

(iii)

in the ordinary course of its business, TAG periodically reviews the effect of Environmental Laws on various business, operations and properties of TAG and the TAG Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, TAG has reasonably concluded that such associated costs and liabilities would not result in a Material Adverse Change.

(n)

Title. TAG and the TAG Subsidiaries have good and sufficient title to their real property interests including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by TAG and the TAG Subsidiaries necessary to permit the operation of its business as presently owned and conducted. TAG does not have any knowledge nor is aware of any defects, failures or impairments in the title of TAG to its assets or the assets of the TAG Subsidiaries, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party, which in aggregate would have a Material Adverse Effect on TAG.

(o)	No Defaults under Leases and Agreements.

(i)

Neither TAG nor the TAG Subsidiaries has received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to any of their respective assets to which TAG is a party or by or to which TAG, any TAG Subsidiary or any such assets are bound or subject except to the extent that such defaults would not in the aggregate have a Material Adverse Effect on TAG.

	(ii)	To its knowledge:

		(1)	TAG and the TAG Subsidiaries are in good standing under all, and are not in default under any, and

		(2)	there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any,

leases and other title and operating documents or any other agreements and instruments pertaining to TAG or any of the TAG Subsidiaries’ assets to which they are a party or by or to which they or such assets are bound or subject and, to its knowledge, all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults would not, individually or in the aggregate, have a Material Adverse Effect on TAG.

(p)

No Encumbrances. Neither TAG nor any TAG Subsidiary has encumbered or alienated its interest in its assets or agreed to do so and such assets are free and clear of all Encumbrances except for such Encumbrances as are disclosed in any governmental registry or arising in the ordinary course of business.

(q)

Royalties, Rentals and Taxes Paid. All royalties and rentals payable under the leases and other title and operating documents pertaining to the assets of TAG or any TAG Subsidiary and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of petroleum substances derived therefrom or allocated thereto or the proceeds of sales thereof payable have been properly paid in full and in a timely manner except to the extent that such non-payment would not in the aggregate have a Material Adverse Effect on TAG.

(r)

Licences. Each of TAG and the TAG Subsidiaries has obtained and is in compliance with all licenses, permits, certificates, consents, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as they are now being or are proposed to be conducted, other than such permissions the absence of which would, individually or in the aggregate, not have a Material Adverse Effect on TAG.

(s)

Insurance. The TAG Disclosure Letter sets forth the details of all policies of insurance in force as of the date hereof naming TAG as an insured. Such policies of insurance adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of TAG and the TAG Subsidiaries. All such policies of insurance will remain in full force and effect and will not be cancelled or otherwise terminated as a result of the completion of the transactions contemplated hereby other than such cancellations as would not, individually or in the aggregate, have a Material Adverse Effect on TAG.

(t)

Tax Matters. TAG and the TAG Subsidiaries have filed or caused to be filed in a timely manner all material Tax Returns required to be filed by them (all of which Tax Returns were correct and complete in all material respects) and have paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable, collectible and remittable. TAG has provided adequate accruals in accordance with Canadian GAAP in its most recently published consolidated financial statements for any Taxes for the period covered by such financial statements which have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material liability for Taxes not reflected in such financial statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. To the knowledge of TAG, there are no material proposed (but unassessed) additional Taxes and none have been asserted by Canada Customs and Revenue Agency, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above, and no waiver of any statute of limitations has been given or requested with respect to TAG or any of the TAG Subsidiaries. No lien for Taxes has been filed other than for Taxes not yet due and payable.

(u)	Intellectual Property. To the knowledge of TAG, TAG and the TAG Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights,

trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights that are material to the conduct of the business of TAG.

(v)	Pension and Employee Benefits.

(i)

TAG and the TAG Subsidiaries have complied, in all material respects, with all of the terms of, and all applicable Laws in respect of, the pension and other employee compensation and benefit obligations of TAG and the TAG Subsidiaries, as the case may be, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon TAG or the TAG Subsidiaries, as the case may be, (collectively referred to in this subsection as the “TAG Plans”) and all TAG Plans maintained by or binding upon TAG or any of the TAG Subsidiaries are fully funded and in good standing with such regulatory authorities as may be applicable and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by TAG or any of the TAG Subsidiaries from any such regulatory authority.

(ii)

No action has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any TAG Plan maintained by or binding upon TAG or any of the TAG Subsidiaries being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any Taxes, fees, penalties or levies under applicable Laws in excess of $10,000. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the TAG Plans maintained by or binding upon TAG or any of the TAG Subsidiaries or their respective assets.

(w)	Reporting Status. TAG is a reporting issuer or its equivalent in each of the provinces of British Columbia and Alberta. The TAG Common Shares are listed on the TSX-V.

(x)

Reports. Since April 1, 2009, TAG has filed with the Securities Authorities, stock exchanges and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it (such forms, reports, schedules, statements, certifications and other documents, including any financial statements or other documents, including any schedules included therein, are referred to in this subsection as the “TAG Documents”). The TAG Documents, at the time filed, (a) did not contain any misrepresentation (as defined in applicable securities Laws) and (b) complied in all material respects with the requirements of applicable securities legislation. TAG has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(y)

Compliance with Laws. TAG and the TAG Subsidiaries have complied with and are not in violation of any applicable Law other than such non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on TAG.

(z)

Licences. TAG and each of the TAG Subsidiaries owns, possesses, or has obtained and is in compliance with, all licences, permits (including licenses and permits required under environmental Laws), certificates, orders, grants and other authorizations of or from all Governmental Entities necessary to conduct its business as now conducted or as proposed to be conducted, the failure to own, possess, obtain or be in compliance with which would not individually or in the aggregate have a Material Adverse Effect on TAG.

(aa)

Certain Contracts. Neither TAG nor any of the TAG Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (a) limit the manner or the localities in which all or any material portion of the business of TAG (on a consolidated basis) is or would be conducted, (b) limit any business practice of TAG (on a consolidated basis) or (c) restrict any acquisition or disposition of any property by TAG or the TAG Subsidiary.

(bb)

Investment Company Status. TAG is not registered and is not required to be registered as an open-end investment company, a closed-end investment company, a unit investment trust or a face-amount certificate company under the 1940 Act.

(cc)	Shares. The TAG Common Shares to be issued pursuant to the Arrangement will, upon issue, be issued as fully-paid and non-assessable shares.

(dd)

Certain Securities Law Matters. The TAG Common Shares to be issued in connection with the Arrangement will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained therein in respect of distributions by “control persons”, will be freely tradable by the holders thereof. The TAG Common Shares to be issued in connection with the Arrangement to Trans-Orient Shareholders who are residents of the United States of America or who are “U.S. persons” within the meaning of Regulation S under the 1933 Act, other than persons who are deemed to be affiliates of Trans-Orient for the purposes of Rule 145 under the 1933 Act, will be exempt from the registration requirements of the 1933 Act pursuant to Section 3(a)(10) of the 1933 Act.

(ee)

Full Disclosure. TAG has made available to Trans-Orient all material information, including financial, operational, sales and other information, in respect of the business of TAG and the TAG Subsidiaries requested by Trans-Orient and all such information as made available to Trans-Orient is true and correct in all material respect and no material fact or facts have been omitted therefrom which would make such information misleading.

(ff)

Proxy Circular. When mailed, the Proxy Circular will not contain an untrue statement of a material fact concerning TAG or the TAG Subsidiaries and will not omit to state a material fact concerning TAG or the TAG Subsidiaries that is required to be stated or that is necessary to make a statement contained therein not misleading in the light of the circumstances in which it was made.

Section 3.03	Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the Effective Date. Any investigation by TAG or TAG Subco and their advisors shall not mitigate, diminish or affect the representations and warranties of Trans-Orient contained in this Agreement. Any investigation by Trans-Orient and its advisors shall not mitigate, diminish or affect the representations and warranties of TAG contained in this Agreement.

ARTICLE FOUR
COVENANTS

Section 4.01	Covenants of Trans-Orient

Trans-Orient hereby covenants and agrees that, except as contemplated by this Agreement or the Plan of Arrangement, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)

Interim Order. As soon as practicable, Trans-Orient together with TAG Subco shall file, proceed with and diligently prosecute an application to the Court for the Interim Order on terms and conditions acceptable to the parties hereto, acting reasonably.

(b)	Trans-Orient Meeting. In a timely and expeditious manner, Trans-Orient shall:

	(i)	forthwith carry out such terms of the Interim Order as are required under the terms thereof to be carried out by Trans-Orient;

(ii)

subject to TAG and TAG Subco complying with Section 4.02(b), prepare, in consultation with TAG, and file the Proxy Circular (which shall be in a form satisfactory to TAG, acting reasonably) in all jurisdictions where the Proxy Circular is required to be filed and mail the Proxy Circular, as ordered by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where the Proxy Circular is required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements, and not containing any misrepresentation (as defined under applicable securities legislation and requirements) with respect thereto;

	(iii)	convene the Trans-Orient Meeting as soon as practicable and, in any event, as provided in the Interim Order and solicit proxies to be voted at the Trans-Orient Meeting in favour of the Arrangement;

	(iv)	provide notice to TAG of the Trans-Orient Meeting and allow representatives of TAG to attend the Trans-Orient Meeting unless such attendance is specifically prohibited by the Interim Order;

	(v)	conduct the Trans-Orient Meeting in accordance with the Interim Order, the BCBCA, the articles of Trans-Orient and as otherwise required by applicable Laws; and

	(vi)	take all such actions as may be required under the BCBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(c)

Amendments. In a timely and expeditious manner, Trans-Orient shall prepare, (in consultation with TAG), and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Proxy Circular (which amendments or supplements shall be in a form satisfactory to TAG, acting reasonably) with respect to the Trans-Orient Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(d)

Final Order. Subject to the approval of the Arrangement at the Trans-Orient Meeting in accordance with the provisions of the Interim Order, Trans-Orient together, if applicable, with TAG Subco shall forthwith file, proceed with and diligently prosecute an application for the Final Order, which application shall be in a form and substance satisfactory to the parties hereto, acting reasonably.

(e)

Arrangement Filings. Trans-Orient shall forthwith carry out the terms of the Interim Order and the Final Order and, following the issue of the Final Order, the receipt by TAG and TAG Subco of written confirmation from Trans-Orient that the conditions in favour of Trans-Orient have been satisfied, fulfilled or waived and the receipt by Trans-Orient of written confirmation from TAG and TAG Subco that the conditions in favour of TAG have been satisfied, fulfilled or waived, and, at a time and on a date to be agreed by TAG and Trans-Orient, file the Arrangement Filings with the Registrar in order for the Arrangement to become effective.

(f)

Copy of Documents. Except for proxies and other non-substantive communications, Trans-Orient shall furnish promptly to TAG a copy of each notice, report, schedule or other document or communication delivered, filed or received by Trans-Orient in connection with this Agreement, the Arrangement, the Interim Order or the Trans-Orient Meeting or any other meeting at which all Trans-Orient Shareholders are entitled to attend, any filings made under any applicable Law and any dealings or communications with any regulatory agency in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(g)

Usual Business. Except as consented to in writing by TAG (such consent not to be unreasonably withheld or delayed) or as required to give effect to the transactions contemplated by this Agreement, Trans-Orient shall, and shall cause the Trans-Orient Subsidiaries to, conduct business only in, and not take any action except in, the ordinary course of business and consistent with past practice.

(h)

Certain Actions Prohibited. Except as consented to in writing by TAG (such consent not to be unreasonably withheld or delayed) or as required to give effect to the transactions contemplated by this Agreement, Trans-Orient shall not directly or indirectly do or permit to occur any of the following:

(i)

issue, sell, pledge, lease, dispose of, encumber or create any Encumbrance on or agree to issue, sell, pledge, lease, dispose of, or encumber or create any Encumbrance on, or permit the Trans-Orient Subsidiaries to issue, sell, pledge, lease, dispose of, encumber or create any Encumbrance on or agree to issue, sell, pledge, lease, dispose of, or encumber or create any Encumbrance on, any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, Trans-Orient or any of the Trans-Orient Subsidiaries, other than the issue of Trans-Orient Common Shares pursuant to the exercise of outstanding Trans-Orient Options, or Trans-Orient Warrants in accordance with their terms as of the date hereof;

(ii)

other than pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other persons), sell, lease or otherwise dispose of, or permit any of the Trans- Orient Subsidiaries to sell, lease or otherwise dispose of, any material property or assets or enter into any agreement or commitment in respect of any of the foregoing;

(iii)

amend or propose to amend the articles or by-laws (or their equivalent) of Trans- Orient or any of the Trans-Orient Subsidiaries or any of the terms of the Trans- Orient Options, or Trans-Orient Warrants as they exist at the date of this Agreement;

(iv)

split, combine or reclassify any of the shares of Trans-Orient or any of the Trans- Orient Subsidiaries, or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to the shares of Trans-Orient;

(v)

redeem, purchase or offer to purchase, or permit any of the Trans-Orient Subsidiaries to redeem, purchase or offer to purchase, any Trans-Orient Common Shares and, other than pursuant to the Trans-Orient Stock Option Plan, any options or obligations or rights under existing contracts, agreements and commitments;

(vi)	reorganize, amalgamate or merge Trans-Orient or any of the Trans-Orient Subsidiaries with any other person;

(vii)

acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity, or permit any of the Trans- Orient Subsidiaries to acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity;

(viii)

(A) satisfy or settle any claim or liability, except (x) such as have been reserved against in the consolidated financial statements of Trans-Orient delivered to TAG and TAG Subco, and which are, individually or in the aggregate, in an amount in excess of $50,000, and (y) in the ordinary course of business and consistent with past practice; (B) relinquish any contractual rights which are, individually or in the aggregate, in an amount in excess of $50,000; or (C) enter into any interest rate or currency swaps, hedges, caps, collars, forward sales or other similar financial instruments;

(ix)

incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or to make capital expenditures or incur, authorize, agree or otherwise become committed for any indebtedness for borrowed money or to make capital expenditures, or permit any of the Trans-Orient Subsidiaries to incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or to make capital expenditures or incur, authorize, agree or otherwise become committed for any indebtedness for borrowed money or to make capital expenditures in an amount either individually or in the aggregate exceeding $20,000; or

	(x)	except as required by Canadian GAAP or any applicable Law, make any changes to the existing accounting practices of Trans-Orient or make any material tax election inconsistent with past practice.

(i)

Employment Arrangements. Without the prior written consent of TAG, Trans-Orient shall not, and shall cause the Trans-Orient Subsidiaries not to, other than in the normal course of business or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or modify any employment, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any employee, officer or director of Trans-Orient or any of the Trans-Orient Subsidiaries.

(j)

Insurance. Trans-Orient shall use its reasonable commercial efforts, and shall cause the Trans-Orient Subsidiaries to use their reasonable commercial efforts, to cause their respective current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect. TAG agrees that Trans-Orient shall be able to purchase tail insurance coverage for its directors and officers in such amount and on such terms as Trans-Orient may determine, acting reasonably, provided that such tail coverage shall not expire until 6 years after the Effective Time.

(k)	Certain Actions. Trans-Orient shall:

(i)

immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than TAG) with respect to any potential Acquisition Proposal (provided that the foregoing shall not be applicable to future discussions or negotiations in accordance with Article Six), not release any third party from any confidentiality agreement to which such third party is a party, not release any third party from any standstill agreement to which such third party is a party, immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with it or any of the Trans-Orient Subsidiaries relating to a potential Acquisition Proposal and use all reasonable efforts to ensure that such requests are honoured;

(ii)

except as contemplated pursuant to Article Six, not take any action or permit any of the Trans-Orient Subsidiaries to take any action that would interfere with or be inconsistent with the completion of the transactions contemplated by this Agreement or would render, or that reasonably may be expected to render, any representation or warranty made by Trans-Orient in this Agreement untrue or inaccurate at any time prior to the Effective Time if then made; and

(iii)

promptly notify TAG of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or state of facts which could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of Trans- Orient, (B) any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (C) any breach by Trans-Orient of any covenant or agreement contained in this Agreement, and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Trans-Orient contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate.

(l)

No Compromise. Trans-Orient shall not, and shall cause the Trans-Orient Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any securities of Trans-Orient in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of TAG, such consent not to be unreasonably withheld or delayed.

(m)

Contractual Obligations. Except (i) in the ordinary course of business and consistent with past practice, or (ii) as required by applicable Laws, Trans-Orient shall not, and shall cause the Trans-Orient Subsidiaries not to, enter into, renew or modify in any respect any material contract, agreement, lease, commitment or arrangement to which Trans-Orient or any of the Trans-Orient Subsidiaries is a party or by which any of them is bound.

(n)

Satisfaction of Conditions. Trans-Orient shall use all commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions precedent to its obligations and the obligations of TAG and TAG Subco hereunder set forth in Article Five hereof to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:

(i)

obtain the approval of Trans-Orient Shareholders for the Arrangement in accordance with the provisions of the BCBCA, the Interim Order and the requirements of any applicable regulatory authority, subject to the proviso set forth in Section 6.01(a) hereof;

(ii)

obtain all other consents, approvals and authorizations as are required to be obtained by Trans-Orient or any of the Trans-Orient Subsidiaries under any applicable Law or from any Governmental Entity which would, if not obtained, materially impede the completion of the transactions contemplated by this Agreement or have a Material Adverse Effect on Trans-Orient;

(iii)

effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated by this Agreement and participate, and appear in any proceedings of, any party hereto before any Governmental Entity;

(iv)

oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;

	(v)	fulfill all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement required to be fulfilled or satisfied by Trans-Orient; and

	(vi)	cooperate with TAG and TAG Subco in connection with the performance by each of them of their respective obligations hereunder.

(o)

Refrain from Certain Actions. Trans-Orient shall not take any action, refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated hereby or which would or could have a Material Adverse Effect on Trans- Orient, provided that where Trans-Orient is required to take any such action or refrain from taking such action (subject to commercially reasonable efforts) as a result of this Agreement, Trans-Orient shall immediately notify TAG in writing of such circumstances.

(p)

Keep Fully Informed. Without limiting the provisions of Section 4.01(h) hereof, Trans- Orient shall, in all material respects, conduct itself so as to keep TAG fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business.

(q)

Cooperation. Trans-Orient shall assist and cooperate in the preparation and filing with all applicable Securities Authorities of all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of applicable securities laws of the provinces of Canada and the United States for the issue by TAG of its securities pursuant to the Arrangement and the resale of such securities (including the resale of any underlying securities) in the provinces of Canada (subject to requirements of general application).

(r)

Representations. Trans-Orient shall use its commercially reasonable efforts to conduct its affairs and to cause the Trans-Orient Subsidiaries to conduct their affairs so that all of the representations and warranties of Trans-Orient contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date.

(s)

Information. Subject to the terms and conditions of the Confidentiality Agreement, Trans-Orient shall make available and cause to be made available to TAG and the agents and advisors thereto all documents, agreements, corporate records and minute books as may be necessary to enable TAG to effect a thorough examination of Trans-Orient and the Trans-Orient Subsidiaries and the business, properties and financial status thereof and shall cooperate with TAG in securing access for TAG to any documents, agreements, corporate records or minute books not in the possession or under the control of Trans- Orient. Subject to applicable Laws, upon reasonable notice, Trans-Orient shall, and shall cause the Trans-Orient Subsidiaries to, afford officers, employees, counsel, accountants and other authorized representatives and advisors of TAG reasonable access, during normal business hours from the date hereof until the earlier of the Effective Time and the termination of this Agreement, to the properties, books, contracts and records as well as to the management personnel of Trans-Orient and the Trans-Orient Subsidiaries, and, during such period, Trans-Orient shall, and shall cause the Trans-Orient Subsidiaries to, furnish promptly to TAG all information concerning the business, properties and personnel of Trans-Orient and the Trans-Orient Subsidiaries as TAG may reasonably request.

(t)

Closing Documents. Trans-Orient shall execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions and other closing documents as may be required by the other parties hereto, all in form satisfactory to the other parties hereto, acting reasonably.

Section 4.02	Covenants of TAG

Each of TAG and TAG Subco hereby covenants and agrees that, except as contemplated by this Agreement or the Plan of Arrangement, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)	Proceedings. In a timely and expeditious manner, TAG and TAG Subco shall:

	(i)	assist and cooperate in the application to the Court for the Interim Order;

(ii)

subject to the approval of the Arrangement at the Trans-Orient Meeting in accordance with the provisions of the Interim Order, assist and cooperate in the application to the Court for the Final Order; and

	(iii)	take all such actions and do all such acts and things as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by TAG and TAG Subco, as applicable.

(b)

Proxy Circular. In a timely and expeditious manner, TAG and TAG Subco shall provide to Trans-Orient all information as may be reasonably requested by Trans-Orient or as required by the Interim Order or applicable Laws with respect to TAG and TAG Subco and their respective businesses and properties for inclusion in the Proxy Circular or in any amendment or supplement to the Proxy Circular which complies in all material respects with all applicable Laws on the date of the mailing thereof and containing all material facts relating to TAG and TAG Subco required to be disclosed in the Proxy Circular and not containing any misrepresentation (as defined under applicable securities legislation) with respect thereto.

(c)

Copy of Documents. Except for non-substantive communications, TAG and TAG Subco shall furnish promptly to Trans-Orient a copy of each notice, report, schedule or other document or communication delivered, filed or received by TAG and TAG Subco in connection with the Arrangement or the Interim Order, any filing under any applicable Law and any dealings or communications with any regulatory agency in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(d)

Usual Business. Except (i) in connection with the completion of the Cheal Acquisition,  (ii) the conduct of any normal course issuer bid in accordance with the rules of the TSX-V, and (iii) as consented to in writing by Trans-Orient (such consent not to be unreasonably withheld or delayed) or as required to give effect to the transactions contemplated by this Agreement, TAG shall, and shall cause the TAG Subsidiaries to, conduct business only in, and not take any action except in, the ordinary course of business and consistent with past practice.

(e)

Certain Actions Prohibited. Except (i) in connection with the completion of the Cheal Acquisition, (ii) the conduct of any normal course issuer bid in accordance with the rules of the TSX-V, and (iii) as consented to in writing by Trans-Orient (such consent not to be unreasonably withheld or delayed) or as required to give effect to the transactions contemplated by this Agreement, TAG shall not directly or indirectly do or permit to occur any of the following:

(i)

issue, sell, pledge, lease, dispose of, encumber or create any Encumbrance on or agree to issue, sell, pledge, lease, dispose of, or encumber or create any Encumbrance on, or permit the TAG Subsidiaries to issue, sell, pledge, lease, dispose of, encumber or create any Encumbrance on or agree to issue, sell, pledge, lease, dispose of, or encumber or create any Encumbrance on, any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, TAG or any of the TAG Subsidiaries, other than the issue of TAG Common Shares pursuant to the exercise of outstanding options to purchase TAG Common Shares pursuant to the stock option plan of TAG in accordance with their terms as of the date hereof;

(ii)

other than pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other persons), sell, lease or otherwise dispose of, or permit any of the TAG Subsidiaries to sell, lease or otherwise dispose of, any material property or assets or enter into any agreement or commitment in respect of any of the foregoing;

(iii)

amend or propose to amend the articles or by-laws (or their equivalent) of TAG or any of the TAG Subsidiaries or any of the terms of options to purchase TAG Common Shares issued pursuant to the stock option plan of TAG as they exist at the date of this Agreement;

(iv)

split, combine or reclassify any of the shares of TAG or any of the TAG Subsidiaries or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to the shares of TAG;

(v)

redeem, purchase or offer to purchase, or permit any of the TAG Subsidiaries to redeem, purchase or offer to purchase, any TAG Common Shares and, other than pursuant to the stock option plan of TAG, any options or obligations or rights under existing contracts, agreements and commitments;

(vi)	reorganize, amalgamate or merge TAG or any of the TAG Subsidiaries with any other person;

(vii)

acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity, or permit any of the TAG Subsidiaries to acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity;

(viii)

(A) satisfy or settle any claim or liability, except (x) such as have been reserved against in the consolidated financial statements of TAG delivered to Trans- Orient, and which are, individually or in the aggregate, in an amount in excess of $50,000, and (y) in the ordinary course of business and consistent with past practice; (B) relinquish any contractual rights which are, individually or in the aggregate, in an amount in excess of $50,000; or (C) enter into any interest rate or currency swaps, hedges, caps, collars, forward sales or other similar financial instruments;

(ix)

incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or to make capital expenditures or incur, authorize, agree or otherwise become committed for any indebtedness for borrowed money or to make capital expenditures, or permit any of the TAG Subsidiaries to incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or to make capital expenditures or incur, authorize, agree or otherwise become committed for any indebtedness for borrowed money or to make capital expenditures in an amount either individually or in the aggregate exceeding $20,000; or

	(x)	except as required by Canadian GAAP or any applicable Law, make any changes to the existing accounting practices of TAG or make any material tax election inconsistent with past practice.

(f)

Employment Arrangements. Without the prior written consent of Trans-Orient, TAG shall not, and shall cause the TAG Subsidiaries not to, other than in the normal course of business or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or modify any employment, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any employee, officer or director of TAG or any of the TAG Subsidiaries.

(g)

Insurance. TAG shall use its reasonable commercial efforts and shall cause the TAG Subsidiaries to use their reasonable commercial efforts, to cause their respective current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(h)	Certain Actions. TAG and TAG Subco shall:

(i)

immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Trans-Orient) with respect to any potential Acquisition Proposal (provided that the foregoing shall not be applicable to future discussions or negotiations in accordance with Article Six), not release any third party from any confidentiality agreement to which such third party is a party, not release any third party from any standstill agreement to which such third party is a party, immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with it or any of the TAG Subsidiaries relating to a potential Acquisition Proposal and use all reasonable efforts to ensure that such requests are honoured;

(ii)

except as contemplated pursuant to Article Six, not take any action or permit any of the TAG Subsidiaries to take any action that would interfere with or be inconsistent with the completion of the transactions contemplated by this Agreement or would render, or that reasonably may be expected to render, any representation or warranty made by TAG in this Agreement untrue or inaccurate at any time prior to the Effective Time if then made; and

(iii)

promptly notify Trans-Orient of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or state of facts which could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of TAG, (B) any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (C) any breach by TAG of any covenant or agreement contained in this Agreement, and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of TAG or TAG Subco contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate.

(i)

No Compromise. TAG shall not, and shall cause the TAG Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any securities of TAG in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Trans-Orient, such consent not to be unreasonably withheld or delayed.

(j)

Contractual Obligations. Except: (i) for customer contracts, (ii) in the ordinary course of business and consistent with past practice, or (iii) as required by applicable Laws, TAG shall not, and shall cause the TAG Subsidiaries not to, enter into, renew or modify in any respect any material contract, agreement, lease, commitment or arrangement to which TAG or any of the TAG Subsidiaries is a party or by which any of them is bound.

(k)

Satisfaction of Conditions. TAG and TAG Subco shall use all commercially reasonable efforts to satisfy, or cause to be satisfied, all of the conditions precedent to their obligations and the obligations of Trans-Orient hereunder set forth in Article Five hereof to the extent the same is within their control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using their commercially reasonable efforts to:

(i)

obtain all consents, approvals and authorizations as are required to be obtained by TAG or any of the TAG Subsidiaries under any applicable Law or from any Governmental Entity which would, if not obtained, materially impede the completion of the transactions contemplated hereby or have a Material Adverse Effect on TAG;

(ii)

effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by them in connection with the transactions contemplated by this Agreement and participate, and appear in any proceedings of, any party hereto before any Governmental Entity;

(iii)

oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;

	(iv)	fulfill all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement required to be fulfilled or satisfied by them; and

	(v)	cooperate with Trans-Orient in connection with the performance by Trans-Orient of its obligations hereunder.

(l)

Refrain from Certain Actions. TAG and TAG Subco shall not take any action, refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated hereby or which would or could have a Material Adverse Effect on TAG, provided that where TAG or TAG Subco is required to take any such action or refrain from taking such action (subject to commercially reasonable efforts) as a result of this Agreement, they shall immediately notify Trans-Orient in writing of such circumstances.

(m)

Keep Fully Informed. Without limiting the provisions of subsection Section 4.02(e) hereof, TAG shall, in all material respects, conduct itself so as to keep Trans-Orient fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business.

(n)

Cooperation. TAG and TAG Subco shall prepare and file with all applicable Securities Authorities all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of applicable securities laws of the provinces of Canada and the United States for the issue by TAG of its securities pursuant to the Arrangement and the resale of such securities (including the resale of any underlying securities) in the provinces of Canada (subject to requirements of general application).

(o)

Representations. TAG and TAG Subco shall use commercially reasonable efforts to conduct their affairs and to cause the TAG Subsidiaries to conduct their affairs so that all of the representations and warranties of TAG and TAG Subco contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date.

(p)

Information. Subject to the terms and conditions of the Confidentiality Agreement, TAG and TAG Subco shall make available and cause to be made available to Trans-Orient and the agents and advisors thereto all documents, agreements, corporate records and minute books as may be necessary to enable Trans-Orient to effect a thorough examination of TAG and the TAG Subsidiaries and the business, properties and financial status thereof and shall cooperate with Trans-Orient in securing access for Trans-Orient to any documents, agreements, corporate records or minute books not in the possession or under the control of TAG or TAG Subco. Subject to applicable Laws, upon reasonable notice, TAG and TAG Subco shall, and shall cause the TAG Subsidiaries to, afford officers, employees, counsel, accountants and other authorized representatives and advisors of Trans-Orient reasonable access, during normal business hours from the date hereof until the earlier of the Effective Time and the termination of this Agreement, to the properties, books, contracts and records as well as to the management personnel of TAG and the TAG Subsidiaries, and, during such period, TAG and TAG Subco shall, and shall cause the TAG Subsidiaries to, furnish promptly to Trans-Orient all information concerning the business, properties and personnel of TAG and the TAG Subsidiaries as Trans-Orient may reasonably request.

(q)

Closing Documents. TAG shall execute and deliver, or cause to be executed and delivered at the closing of the transactions contemplated hereby such customary agreements, certificates, opinions, resolutions and other closing documents as may be required by Trans-Orient, all in form satisfactory to Trans-Orient, acting reasonably.

Section 4.03	Additional Covenants of TAG

(a)

TAG covenants and agrees that, for the entire period from the Effective Time until six years after the Effective Time it will maintain Trans-Orient’s directors and officers liability insurance coverage for the current and former directors and officers of Trans- Orient and the Trans-Orient Subsidiaries covering claims made prior to or within six years from and after the Effective Time; provided, however, that TAG will not be required, in order to maintain or cause to be maintained such directors’ and officers’ liability insurance policy, to pay an annual premium in excess of 200% of such amount. Furthermore, prior to the Effective Time, TAG may, in the alternative, purchase pre-paid, non-cancellable run off directors’ and officers’ liability insurance for a period of six years from the Effective Time provided that the premium will not exceed 200% of the premium currently charged to TAG for directors’ and officers’ liability insurance and, in such event, TAG will have no further obligation under this Section 4.03.

(b)

TAG covenants and agrees that for the entire period from the Effective Time until six years after the Effective Time, it shall cause Trans-Orient (or its successor) to fulfil its obligations pursuant to indemnities provided or available to past directors and officers of Trans-Orient pursuant to its provisions of the articles of Trans-Orient, applicable corporate legislation and any written indemnify agreements.

Section 4.04	Successors

The provisions of Section 4.03 are (i) intended for the benefit of all present and former officers and directors of Trans-Orient and its Subsidiaries, as and to the extent applicable in accordance with its terms, and shall be enforceable by each such person and his or her heir, executors, administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and Trans-Orient and any successors shall hold the rights and benefits of Section 4.03 in trust for and on behalf of the Third Party Beneficiaries and Trans-Orient and any successor hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of Third Party Beneficiaries, and (ii) are in addition to and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

Section 4.05	Merger of Covenants

The covenants set out in this Agreement, except for Section 2.07, Section 4.03 and Section 4.04, shall not survive the completion of the Arrangement, and shall expire and be terminated without recourse between the parties upon such completion.

ARTICLE FIVE
CONDITIONS

Section 5.01	Mutual Conditions

The respective obligations of Trans-Orient, TAG and TAG Subco to complete the transactions contemplated herein are subject to the fulfilment of the following conditions at or before the Effective Time or such other time as is specified below:

(a)

the Interim Order shall have been granted in form and substance satisfactory to the parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the parties hereto, acting reasonably, on appeal or otherwise;

(b)

the Arrangement, with or without amendment, shall have been approved at the Meeting by the Trans-Orient Shareholders in accordance with the provisions of the BCBCA, the Interim Order and the requirements of any applicable regulatory authority;

(c)

the Final Order shall have been granted in form and substance satisfactory to the parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

(d)	the Arrangement Filings shall be in form and substance satisfactory to the parties hereto, acting reasonably;

(e)	the Effective Date shall be on or before the Completion Deadline, subject to any extension mutually agreed to in writing by the parties;

(f)

there shall not be in force any Law, ruling, order or decree, and there shall not have been any action taken under any Law or by any Governmental Entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement in accordance with the terms hereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which has, or could have, a Material Adverse Effect on Trans-Orient or TAG each on a consolidated basis;

(g)

the TSX-V shall have conditionally approved the listing thereon of the TAG Common Shares to be issued pursuant to the Arrangement (including the TAG Common Shares which, as a result of the Arrangement, are issuable upon the exercise of the Trans-Orient Options and Trans-Orient Warrants) as of the Effective Date, or as soon as possible thereafter, subject to compliance with the usual requirements of the TSX-V, and the resale of such TAG Common Shares shall not be subject to any hold or restricted period (except for any resale that would constitute a “control distribution” as defined in Multilateral Instrument 45-102 – Resale of Securities);

(h)

all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity (other than as contemplated in Section 5.01(a) hereof) and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, the failure of which to obtain or the non-expiry of which would or could have a Material Adverse Effect on Trans-Orient, TAG or TAG Subco or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to each party hereto;

(i)

without limiting the scope of the foregoing conditions, all regulatory, third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements which either Trans-Orient or TAG shall consider necessary or desirable in connection with the Arrangement shall have been obtained in form satisfactory to them; and

(j)	this Agreement shall not have been terminated pursuant to Article Seven hereof.

The foregoing conditions are for the mutual benefit of the parties hereto and may be waived in respect of a party hereto, in whole or in part, by such party hereto in writing at any time. If any of such conditions shall not be complied with or waived as aforesaid on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then any party hereto may terminate this Agreement by written notice to the others of them in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by such rescinding party hereto.

Section 5.02	Trans-Orient Conditions

The obligation of Trans-Orient to complete the transactions contemplated herein is subject to the fulfilment of the following additional conditions at or before the Effective Time or such other time as is specified below:

(a)

the representations and warranties made by TAG and TAG Subco in this Agreement which are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by TAG and TAG Subco in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and TAG shall have provided to Trans- Orient a certificate of two officers thereof, and TAG Subco shall have provided to Trans- Orient a certificate of an officer thereof, certifying such accuracy on the Effective Date;

(b)

TAG shall have complied in all material respects with its covenants herein and TAG shall have provided to Trans-Orient a certificate of two officers thereof, and TAG Subco shall have provided to Trans-Orient a certificate of an officer thereof, certifying that they have so complied with their covenants herein;

(c)

the board of directors of Trans-Orient shall have received a written opinion from its financial advisors opining that the exchange ratio in respect of the Arrangement is fair from a financial point of view, to the Trans-Orient Shareholders, and such opinion shall not have been withdrawn;

(d)

the directors of TAG and each of the TAG Subsidiaries shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by TAG and the TAG Subsidiaries to permit the consummation of the Arrangement (including, without limitation, the resolutions and corporate actions, as well as the conditional resignations of TAG directors, to enable the TAG board of directors to be reconstituted as contemplated by Section 2.08);

(e)	there shall have been no Material Adverse Change with respect to TAG or TAG Subco;

(f)

all of the employees (and officers) of Trans-Orient shall have been terminated and paid all accrued compensation and all severance amounts in accordance with their respective employment agreements or applicable law; and

(g)

TAG shall have acquired the remaining 69.5% interest in the Cheal asset (PMP 38156-S and PEP 38738-01) that it does not already own from the receiver of Austral Pacific Energy Ltd. (the “Cheal Acquisition”)

The foregoing conditions are for the benefit of Trans-Orient and may be waived, in whole or in part, by Trans-Orient in writing at any time. If any of such conditions shall not be complied with or waived by Trans-Orient on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then Trans-Orient may terminate this Agreement by written notice to TAG and TAG Subco in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Trans-Orient.

Section 5.03	TAG and TAG Subco Conditions

The obligation of TAG to complete the transactions contemplated herein is subject to the fulfilment of the following additional conditions at or before the Effective Time or such other time as is specified below:

(a)

the representations and warranties made by Trans-Orient in this Agreement which are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Trans-Orient in this Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and Trans-Orient shall have provided to each of TAG and TAG Subco a certificate of two officers thereof certifying such accuracy on the Effective Date;

(b)

Trans-Orient shall have complied in all material respects with its covenants herein and Trans-Orient shall have provided to each of TAG and TAG Subco a certificate of two officers thereof certifying that Trans-Orient has so complied with its covenants herein;

(c)	the Lock-up Agreements shall have been entered into substantially in the form attached hereto as Schedule B;

(d)

Trans-Orient Shareholders holding in the aggregate 5 per cent or less of the outstanding Trans-Orient Common Shares shall have exercised the right to dissent contemplated by Section 5.01 of the Plan of Arrangement and TAG shall have received a certificate dated the day immediately preceding the Effective Date of an officer of Trans-Orient to such effect;

(e)

the directors of Trans-Orient and each of the Trans-Orient Subsidiaries shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Trans-Orient and the Trans-Orient Subsidiaries to permit the consummation of the Arrangement;

(f)	there shall have been no Material Adverse Change with respect to Trans-Orient;

(g)	all of the directors of Trans-Orient shall have executed resignations and mutual releases in a form acceptable to TAG and Trans-Orient, acting reasonably;

(h)	all of the employees (and officers) of Trans-Orient shall have been terminated; and

(i)	the TSX-V shall have conditionally approved the listing thereon of the TAG Common Shares to be issued pursuant to the Arrangement in accordance with Section 5.01 hereof and without requiring TAG to obtain shareholder approval for the issuance of such shares.

The foregoing conditions are for the benefit of TAG and TAG Subco and may be waived, in whole or in part, by TAG and TAG Subco in writing at any time. If any of such conditions shall not be complied with or waived by TAG and TAG Subco on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, TAG and TAG Subco may terminate this Agreement by written notice to Trans-Orient in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by TAG or TAG Subco.

Section 5.04	Notice and Cure Provisions

Each party hereto shall give prompt notice to the others of them of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would or would be likely to:

(a)	cause any of the representations or warranties of such party hereto contained herein to be untrue or inaccurate in any respect on the date hereof or on the Effective Date;

(b)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such party hereto prior to the Effective Date; or

(c)	result in the failure to satisfy any of the conditions precedent in favour of the other parties hereto favour contained in Section 5.01, Section 5.02 or Section 5.03 hereof, as the case may be.

Subject as herein provided, a party hereto may elect not to complete the transactions contemplated hereby pursuant to the conditions contained in Section 5.01, Section 5.02 or Section 5.03 hereof or exercise any termination right arising therefrom; provided, however, that (i) promptly and in any event prior to the filing of the Arrangement Filings with the Registrar, the party hereto intending to rely thereon has delivered a written notice to the other parties hereto specifying in reasonable detail the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters which the party hereto delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be, and (ii) if any such notice is delivered, and a party hereto is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the party hereto which has delivered such notice may not terminate this Agreement until the earlier of the Completion Deadline and the expiration of a period of 15 days from date of delivery of such notice. If such notice has been delivered prior to the date of the Trans-Orient Meeting, the Trans-Orient Meeting shall be adjourned or postponed until the expiry of such period.

Section 5.05	Merger of Conditions

The conditions set out in Section 5.01, Section 5.02 or Section 5.03 hereof shall be conclusively deemed to have been satisfied, fulfilled or waived upon the issue of the Certificate. Trans-Orient acknowledges and agrees that it shall have no right to file the Arrangement Filings with the Registrar unless such conditions have been satisfied, fulfilled or waived.

ARTICLE SIX
NON-SOLICITATION AND BREAK-UP FEE

Section 6.01	Mutual Covenants Regarding Non-Solicitation

(a)

Until the later of the Completion Deadline and the date on which any amount required to be paid by TAG or Trans-Orient, as the case may be, (in this section the “Involved Party”) in accordance with the provisions of this Agreement has actually been received by the other of them (in this section the “Non-Involved Party”), the Involved Party shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Involved Party or any of the Subsidiaries of the Involved Party, or otherwise:

(i)

solicit or initiate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries or proposals regarding any Acquisition Proposal in respect of the Involved Party or potential Acquisition Proposal in respect of the Involved Party;

(ii)

participate, directly or indirectly, in any discussions or negotiations regarding any Acquisition Proposal in respect of the Involved Party or potential Acquisition Proposal in respect of the Involved Party;

	(iii)	withdraw, modify or qualify in a manner adverse to the Non-Involved Party the approval of the directors of the Involved Party of the transactions contemplated hereby;

(iv)

agree to, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal in respect of the Involved Party or potential Acquisition Proposal in respect of the Involved Party; or

	(v)	enter into any agreement related to any Acquisition Proposal in respect of the Involved Party or potential Acquisition Proposal in respect of the Involved Party;

provided, however, that, notwithstanding the preceding part of this Section 6.01(a) and any other provision of this Agreement, nothing shall prevent or restrict the directors of the Involved Party from considering or negotiating any unsolicited bona fide Acquisition Proposal in respect of the Involved Party that may or may not be a Superior Proposal or from considering, negotiating, approving, recommending to the shareholders thereof or entering into an agreement in respect of a Superior Proposal from any person.

(b)

Within 48 hours of the receipt by any director or officer of a Involved Party of any Acquisition Proposal in respect of the Involved Party, or any amendment to the foregoing, or any request for non-public information relating to the Involved Party or any of the Subsidiaries of the Involved Party in connection with any Acquisition Proposal in respect of the Involved Party or for access to the properties, books or records of the Involved Party or any of the Subsidiaries of the Involved Party by any person that informs the Involved Party or any of the Subsidiaries of the Involved Party that it is considering making, or has made, an Acquisition Proposal in respect of the Involved Party, the Involved Party shall notify the Non-Involved Party thereof, at first orally and then, as soon as possible thereafter, in writing. Such written notice shall include a copy of the Acquisition Proposal documents (with such deletions as are necessary to protect any confidential portions of such documents, provided that material terms and conditions of, and the identity of the person making, such Acquisition Proposal may not be deleted) if the same has been received as described above, or, if not so received, a description of the material terms and conditions of the Acquisition Proposal and, in any event, provide such details of the Acquisition Proposal, inquiry or contact as the Non-Involved Party may reasonably request, including the identity of the person making such Acquisition Proposal, inquiry or contact.

(c)

If the Involved Party receives a request for material non-public information from a person who proposes a bona fide Acquisition Proposal in respect of the Involved Party (the existence and content of which have been disclosed to the Non-Involved Party), and the directors of the Involved Party determine that such proposal would be a Superior Proposal pursuant to Section 6.01(a) hereof having received the advice referred to in the definition of Superior Proposal, then, and only in such case, the directors of the Involved Party may, subject to the execution of a confidentiality agreement substantially similar to the Confidentiality Agreement, provide such person with access to information regarding the Involved Party; provided, however, that the person making the Acquisition Proposal in respect of the Involved Party shall not be precluded thereunder from making the Acquisition Proposal, and provided further that the Involved Party sends a copy of any such confidentiality agreement to the Non-Involved Party immediately upon the execution thereof and the Non-Involved Party is provided with a list of or a copy of the information, if any, provided to such person that was not previously provided to the Non- Involved Party and the Non-Involved Party is immediately provided with access to similar information.

(d)

The Involved Party shall ensure that the officers, directors and employees thereof and any financial advisors or other advisors or representatives retained by the Involved Party are aware of the provisions of this Section 6.01 and the Involved Party shall be responsible for any breach of this Section 6.01 by its financial advisors or other advisors or representatives.

Section 6.02	Notice by the Involved Party of Superior Proposal Determination; Right to Match

(a)

Until the later of the Completion Deadline and the date on which any amount required to be paid by the Involved Party in accordance with the provisions of this Agreement has actually been received by the Non-Involved Party, the Involved Party and the directors thereof shall not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal in respect of the Involved Party (other than a confidentiality agreement contemplated by Section 6.01(c) hereof) on the basis that it would constitute a Superior Proposal, unless (i) it has provided the Non-Involved Party with a copy of the documents containing such Acquisition Proposal (with such deletions as are necessary to protect any confidential portions of such document, provided that material terms or conditions of, and the identity of the person making, such Acquisition Proposal may not be deleted) which the directors of the Involved Party have determined would be a Superior Proposal pursuant to subsection Section 6.01(a), and (ii) five Business Days shall have elapsed from the later of the date the Non-Involved Party received written notice of the determination of the directors of the Involved Party to, subject to the Non- Involved Party’s rights under Section 6.02(b) accept, approve, recommend, or enter into an agreement in respect of, such Acquisition Proposal and the date the Non-Involved Party received a copy of the Acquisition Proposal.

(b)	During the five Business Days referred to in Section 6.02(a) hereof, the Involved Party acknowledges and agrees that the Non-Involved Party shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement. The directors of the Involved Party shall review any offer by the Non-Involved Party to amend the terms of this Agreement and the Arrangement in order to determine in good faith, as of the later of the dates referred to in paragraph 6.02(a)(ii) hereof, whether the offer of the Non-Involved Party upon acceptance by the Involved Party would at least match the value per common share of the Involved Party of the Superior Proposal. If the directors of the Involved Party so determine, the Involved Party shall enter into an amended agreement with the Non-Involved Party reflecting the amended proposal of the Non-Involved Party. If the directors of the Involved Party do not so determine and instead determine, in good faith and after consultation with, and receiving advice (which may include written opinions, a copy of which shall have been provided to the Non-Involved Party) from, as appropriate, financial, legal and other advisors to the Involved Party, that the Acquisition Proposal is nonetheless a Superior Proposal and therefore reject the amended proposal of the Non-Involved Party, the Involved Party shall be liable to pay to the Non-Involved Party the fee contemplated by Section 6.03 hereof. The Involved Party also acknowledges and agrees that each successive modification of any Acquisition Proposal in respect of the Involved Party shall constitute a new Acquisition Proposal for purposes of the requirement under paragraph 6.02(a)(ii) hereof and shall initiate an additional five Business Day period.

Section 6.03	Break Fee Event

(a)	In the event that:

	(i)	this Agreement is terminated by TAG and TAG Subco pursuant to Section 7.02(c) hereof;

	(ii)	this Agreement is terminated by Trans-Orient pursuant to Section 7.02(f) hereof;

(iii)

this Agreement is terminated by TAG and TAG Subco pursuant to Section 7.02(b) hereof through the intentional breach of Section 4.01(b)(iii) by Trans- Orient by failing to submit the Arrangement for approval to the Trans-Orient Shareholders on or prior to the date which is five Business Days prior to the Completion Deadline or failing to solicit proxies; or

(iv)

an Acquisition Proposal shall have been made to Trans-Orient and made known to Trans-Orient Shareholders generally or shall have been made directly to Trans-Orient Shareholders generally or any person shall have publicly announced an intention to make an Acquisition Proposal in respect of Trans-Orient and such Acquisition Proposal or announced intention shall not have been publicly withdrawn prior to the Trans-Orient Meeting, thereafter, there is a failure to obtain the approval of the Arrangement by Trans-Orient Shareholders at the Trans-Orient Meeting, and this Agreement is terminated by either TAG and TAG Subco or Trans-Orient pursuant to Section 7.02(e) hereof and such Acquisition Proposal is completed within 12 months of the Trans-Orient Meeting;

then Trans-Orient shall pay to TAG within five Business Days following such event $100,000 in immediately available funds to an account designated by TAG. Trans-Orient shall not be obligated to make more than one payment pursuant to this Section 6.03(a) . Trans-Orient hereby acknowledges that the payment amount set out in this section is a payment of liquidated damages which are a genuine pre-estimate of the damages which TAG will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangement and are not penalties. Trans-Orient hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(b)	In the event that:

	(i)	this Agreement is terminated by Trans-Orient pursuant to Section 7.02(d) hereof; or

	(ii)	this Agreement is terminated by TAG and TAG Subco pursuant to Section 7.02(g) hereof;

then TAG shall pay to Trans-Orient within five Business Days following such event $100,000 in immediately available funds to an account designated by Trans-Orient. TAG shall not be obligated to make more than one payment pursuant to this Section 6.03(b) . TAG hereby acknowledges that the payment amount set out in this section is a payment of liquidated damages which are a genuine pre-estimate of the damages which Trans-Orient will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangement and are not penalties. TAG hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

ARTICLE SEVEN
AMENDMENT AND TERMINATION

Section 7.01	Amendment

This Agreement may, at any time and from time to time before or after the holding of the Trans-Orient Meeting, be amended by mutual written agreement of the parties hereto without, subject to applicable Law, further notice to or authorization on the part of the Trans-Orient Shareholders, and any such amendment may, without limitation:

(a)	change the time for the performance of any of the obligations or acts of any of the parties hereto;

(b)	waive any inaccuracies in or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of any of the parties hereto; and

(d)	waive compliance with or modify any condition herein contained;

provided, however, that notwithstanding the foregoing, after receipt of the approval of Trans-Orient Shareholders, other than as may be ordered by the Court, there shall be no amendment that by law requires further approval of the Trans-Orient Shareholders without the further approval of such holders. This Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the parties hereto under Section 5.01, Section 5.02, Section 5.03, Section 6.03 and Article Seven hereof shall remain unaffected.

Section 7.02	Termination

This Agreement may be terminated at any time prior to the Effective Date:

(a)	by the mutual written consent of the parties hereto;

(b)	as provided in Section 5.01, Section 5.02 and Section 5.03, hereof;

(c)

by TAG and TAG Subco if the directors of Trans-Orient shall have withdrawn or modified in a manner adverse to TAG and TAG Subco their approval or recommendation of the Arrangement or shall have approved or recommended any Superior Proposal;

(d)

by Trans-Orient if the directors of TAG shall have withdrawn or modified in a manner adverse to Trans-Orient their approval of the Arrangement or shall have approved or recommended any Superior Proposal;

(e)

by TAG and TAG Subco or by Trans-Orient if the Trans-Orient Meeting shall have been held and completed and the approval of the Arrangement by Trans-Orient Shareholders required by Section 5.01(b) hereof shall not have occurred;

(f)

by Trans-Orient upon any determination by Trans-Orient, after the conclusion of the process set out in Section 6.01 and Section 6.02, that an Acquisition Proposal in respect of Trans-Orient constitutes a Superior Proposal;

(g)

by TAG and TAG Subco upon any determination by TAG, after the conclusion of the process set out in Section 6.01 and Section 6.02, hereof, that an Acquisition Proposal in respect of TAG constitutes a Superior Proposal;

(h)

by either TAG and TAG Subco or Trans-Orient, if the Effective Time shall not have occurred on or before the Completion Deadline provided that the right to terminate this Agreement under this Section 7.02(h) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Completion Deadline; or

(i)	by Trans-Orient if the Cheal Acquisition is not completed by November 30, 2009.

provided that any termination by a party hereto in accordance with paragraph (b), (c), (d), (e), (f) (g) or (h) above shall be made by such party delivering written notice thereof to the other party or parties hereto prior to the Effective Date and, in each case other than paragraph (h), specifying therein in reasonable detail the matter or matters giving rise to such termination right. In the event of any such termination, subject to the obligations of Trans-Orient and TAG contained in Article Six hereof, including the payment required by Section 6.03 hereof, each party hereto shall be deemed to have released, remised and forever discharged the other parties hereto in respect of any and all claims arising in respect of this Agreement, except as otherwise provided herein and provided that, subject to Section 6.03 hereof, neither the termination of this Agreement nor anything contained in this Section 7.02 shall relieve any party hereto from any liability for any wilful breach by it of this Agreement (other than a breach of a representation or warranty except in such case to the extent Section 8.02 hereof applies).

ARTICLE EIGHT
GENERAL

Section 8.01	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party hereto shall be in writing and shall be delivered by hand to the party hereto to which the notice is to be given at the following address or sent by facsimile to the following numbers or to such other address or facsimile number as shall be specified by a party hereto by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Vancouver time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of each of the parties hereto shall be as follows:

(a)	if to Trans-Orient:

Trans-Orient Petroleum Ltd.
999 Canada Place, Suite 404
World Trade Center
Vancouver, BC V6C 3E2

Attention: Chief Executive Officer
Facsimile: 604-682-1174

(b)	if to TAG and/or TAG Subco:

TAG Oil Ltd.
1050 Burrard Street, Suite 2901
Vancouver, BC V6Z 2S3

Attention: Chief Executive Officer
Facsimile: 604-682-1174

Section 8.02	Remedies

The parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any party hereto or its representatives and advisors and that such breach may cause the non-breaching party hereto irreparable harm. Accordingly, the parties hereto agree that, in the event of any such breach or threatened breach of this Agreement by one of the parties hereto, Trans-Orient (if either TAG or TAG Subco is the breaching party) or TAG and TAG Subco (if Trans-Orient is the breaching party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof including, without limitation, Section 6.03 hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the parties hereto.

Section 8.03	Expenses

The parties hereto agree that all out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, the Trans-Orient Meeting and the preparation and mailing of the Proxy Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the party hereto incurring such expense. Each party hereto represents and warrants to the others of them that no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transactions contemplated hereby. The provisions of this Section 8.03 shall survive the termination of this Agreement.

Section 8.04	Time of the Essence

Time shall be of the essence in this Agreement.

Section 8.05	Entire Agreement

Except for the Confidentiality Agreement, this Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

Section 8.06	Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Plan of Arrangement.

Section 8.07	Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia. Each party hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

Section 8.08	Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same.

Section 8.09	Waiver

No waiver or release by any party hereto shall be effective unless in writing and executed by the party granting such waiver or release and any waiver or release shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence. Waivers may only be granted upon compliance with the provisions governing amendments set forth in Section 7.01 hereof.

Section 8.10	No Personal Liability

(a)

No director or officer of Trans-Orient shall have any personal liability whatsoever (other than in the case of fraud, negligence or wilful misconduct) to TAG under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of Trans-Orient.

(b)	No director or officer of TAG or TAG Subco shall have any personal liability whatsoever (other than in the case of fraud, negligence or wilful misconduct) to Trans-Orient under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of TAG or TAG Subco.

Section 8.11	Enurement and Assignment

This Agreement shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and shall be binding upon the parties hereto and their respective successors. This Agreement may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

TAG OIL LTD.

Per:
/s/John Vaccaro

TAG ACQUISITION CORP.

Per:
/s/Garth Johnson

TRANS-ORIENT PETROLEUM LTD.

Per:
/s/Ronald Bertuzzi

SCHEDULE A

PLAN OF ARRANGEMENT
UNDER DIVISION 5 OF PART 9 OF THE
BRITISH COLUMBIA BUSINESS CORPORATIONS ACT

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.01	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)	“Amalgamating Corporations” means TAG Subco and Trans-Orient collectively and “Amalgamating Corporation” means either one of them;

(b)	“Amalgamation” means the amalgamation of the Amalgamating Corporations as contemplated by this Plan of Arrangement;

(c)

“Arrangement” means the arrangement under the provisions of Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the provisions hereof or at the direction of the Court in the Final Order;

(d)

“Arrangement Agreement” means the arrangement agreement dated as of September 14, 2009 between TAG, TAG Subco and Trans-Orient, as amended or supplemented prior to the Effective Date, entered into in connection with the Arrangement;

(e)	“Arrangement Filings” means the filings in respect of the Arrangement required by the BCBCA to be filed with the Registrar after the Final Order is made;

(f)	“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia;

(g)	“BCBCA” means the Business Corporations Act (British Columbia);

(h)	“Certificate” means a certificate signed by a senior officer of each of TAG Subco and Trans-Orient formally giving effect to the Arrangement;

(i)

“Common Shares” means the common shares in the capital of the Corporation having the rights, privileges, restrictions and conditions set forth in the Amalgamation Application attached hereto as Appendix A hereof;

(j)	“Corporation” means the corporation resulting from the Amalgamation;

(k)	“Court” means the British Columbia Supreme Court;

(l)

“Depositary” means Computershare Investor Services Inc., being the depositary appointed by TAG for the purpose of, among other things, exchanging certificates representing Trans-Orient Common Shares for TAG Common Shares;

(m)

“Dissent Procedures” means the procedures set forth in Division 2 of Part 8 of the BCBCA required to be taken by a registered holder of Trans-Orient Common Shares to validly dissent in connection with the Arrangement;

(n)	“Dissenting Shareholders” means the registered holders of Trans-Orient Common Shares who dissent in respect of the Arrangement in strict compliance with the Dissent Procedures;

(o)	“Effective Date” means the date set out in the Certificate as being the effective date in respect of the Arrangement;

(p)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

(q)

“Final Order” means the order of the Court, including any amendment thereto, pursuant to subsection 288(2)(b) of the BCBCA approving the Arrangement or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

(r)	“Former Trans-Orient Shareholders” means the holders of Trans-Orient Common Shares immediately prior to the Effective Time;

(s)	“Interim Order” means the interim order of the Court, including any amendment thereto, pursuant to subsection 288(2)(b) of the BCBCA made in connection with the Arrangement;

(t)	“Letter of Transmittal” means the letter of transmittal for use by the holders of Trans- Orient Common Shares in the form accompanying the Proxy Circular;

(u)	“Meeting Date” means the date of the Trans-Orient Meeting;

(v)	“Plan of Arrangement” means this plan of arrangement, as amended, modified or supplemented from time to time in accordance herewith and any order of the Court;

(w)	“Proxy Circular” means the management information circular prepared by Trans-Orient for the Trans-Orient Meeting;

(x)	“Registrar” means the Registrar appointed pursuant to section 400 of the BCBCA;

(y)	“TAG” means TAG Oil Ltd., a corporation existing under the BCBCA;

(z)	“TAG Common Shares” means common shares in the capital of TAG;

(aa)	“TAG Subco” means TAG Acquisition Corp., a wholly-owned subsidiary of TAG existing under the BCBCA;

(bb)	“Trans-Orient” means Trans-Orient Petroleum Ltd., a corporation existing under the BCBCA;

(cc)	“Trans-Orient Common Shares” means the common shares in the capital of Trans-Orient;

(dd)	“Trans-Orient Meeting” means the special meeting of the holders of Trans-Orient Common Shares held, among other things, to consider and approve the Arrangement;

(ee)	“Trans-Orient Options” means the outstanding options to purchase Trans-Orient Common Shares issued pursuant to the Trans-Orient Stock Option Plan;

(ff)	“Trans-Orient Stock Option Plan” means the stock option plan of Trans-Orient in existence as of the date hereof;

(gg)	“Trans-Orient Shareholders” means the holders of Trans-Orient Common Shares at the applicable time;

(hh)	“Trans-Orient Subsidiaries” means DLJ Management Corp., Eastern Petroleum (NZ) Limited, Orient Petroleum (NZ) Limited and Orient Petroleum (PNG) Limited;

(ii)	“Trans-Orient Warrants” means the 200,000 warrants to acquire 200,000 common shares at a price of US$0.80 per share until expiry on June 24, 2010.

In addition, words and phrases used herein and defined in the BCBCA shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.02	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.03	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

1.04	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.05	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.01	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

ARTICLE 3
ARRANGEMENT

3.01	Arrangement

At the Effective Time, the following shall occur without any further act or formality:

	(a)	the Amalgamating Corporations shall be amalgamated and continue as the Corporation on the terms prescribed in this Plan of Arrangement, and

		(i)	the property of each of the Amalgamating Corporations shall continue to be the property of the Corporation,

		(ii)	the Corporation shall continue to be liable for the obligations of each of the Amalgamating Corporations,

		(iii)	an existing cause of action, claim or liability to prosecution by or against an Amalgamating Corporation shall be unaffected,

		(iv)	a civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may continue to be prosecuted by or against the Corporation,

		(v)	a conviction against, or ruling, order or judgment in favour of or against an Amalgamating Corporation may be enforced by or against the Corporation,

		(vi)	the Corporation will have as its notice of articles, the notice of articles contained in the Amalgamation Application attached hereto as Appendix A, and

		(vii)	the Corporation will have as its articles the articles of TAG Subco;

	(b)	all Trans-Orient Common Shares held by TAG or TAG Subco shall be cancelled without any repayment of capital in respect thereof;

(c)

all Trans-Orient Common Shares held by Former Trans-Orient Shareholders (other than Dissenting Shareholders) shall be exchanged for TAG Common Shares on the basis of 2.8 Trans-Orient Common Shares for each one TAG Common Share, subject to 3.03 and 4.01 hereof;

	(d)	each common share of TAG Subco shall be exchanged for one Common Share;

	(e)	the Corporation shall issue one Common Share to TAG for each TAG Common Share issued by TAG pursuant to Section 3.01(c); and

	(f)	all of the Trans-Orient Options and Trans-Orient Warrants shall be exercisable for TAG Common Shares following the Effective Time in accordance with their terms.

3.02	Post-Effective Time Procedures

(a)

On or promptly after the Effective Date, TAG shall deliver or arrange to be delivered to the Depositary certificates representing the TAG Common Shares required to be issued to Former Trans-Orient Shareholders in accordance with the provisions of 3.01 hereof, which certificates shall be held by the Depositary as agent and nominee for such Former Trans-Orient Shareholders for distribution to such Former Trans-Orient Shareholders in accordance with the provisions of Article 5 hereof.

(b)

Subject to the provisions of Article 5 hereof, former Trans-Orient Shareholders shall be entitled to receive delivery of the certificates representing the TAG Common Shares to which they are entitled pursuant to 3.01(c) hereof.

3.03	No Fractional TAG Common Shares

Notwithstanding 3.01(c) hereof, no fractional TAG Common Shares shall be issued to Former Trans-Orient Shareholders and any fractional number of TAG Common Shares shall be rounded down to the next whole number of TAG Common Shares without any reimbursement or payment associated therewith.

ARTICLE 4
RIGHTS OF DISSENT

4.01	Rights of Dissent

Holders of Trans-Orient Common Shares may exercise the Dissent Procedures with respect to Trans-Orient Common Shares, in connection with the Arrangement provided that holders who exercise such rights of dissent and who:

(a)

are ultimately entitled to be paid fair value for their Trans-Orient Common Shares, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the Effective Time, shall be deemed to have transferred such Trans- Orient Common Shares, to Trans-Orient for cancellation at the Effective Time; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for their Trans-Orient Common Shares, shall be deemed to have participated in the Arrangement on the basis set forth in 3.01(c) hereof;

but further provided that in no case shall TAG, TAG Subco, Trans-Orient or any other person be required to recognize Dissenting Shareholders as holders of Trans-Orient Common Shares after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the register of holders of Trans-Orient Common Shares at the Effective Time.

ARTICLE 5
DELIVERY OF TAG COMMON SHARES

5.01	Delivery of TAG Common Shares

(a)

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Trans-Orient Common Shares which were exchanged for TAG Common Shares in accordance with 3.01 hereof, together with a duly completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Trans-Orient Common Shares formerly represented by such certificate under the BCBCA and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the TAG Common Shares which such holder is entitled to receive in accordance with 3.02 hereof.

(b)

After the Effective Time and until surrendered for cancellation as contemplated by 5.01(a) hereof, each certificate which immediately prior to the Effective Time represented one or more Trans-Orient Common Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the TAG Common Shares which the holder of such certificate is entitled to receive in accordance with 3.02 hereof.

5.02	Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Trans-Orient Common Shares which were exchanged for TAG Common Shares in accordance with 3.01 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the TAG Common Shares which such holder is entitled to receive in accordance with 3.02 hereof. When authorizing such delivery of a certificate representing the TAG Common Shares which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such TAG Common Shares is to be delivered shall, as a condition precedent to the delivery of such TAG Common Shares, give a bond satisfactory to TAG and the Depositary in such amount as TAG and the Depositary may direct, or otherwise indemnify TAG, TAG Subco and the Depositary in a manner satisfactory to TAG and the Depositary, against any claim that may be made against TAG, TAG Subco or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of the Corporation.

5.03	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to TAG Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Trans-Orient Common Shares unless and until the holder of such certificate shall have complied with the provisions of 5.01 or 5.02 hereof. Subject to applicable law and to 5.05 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the TAG Common Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such TAG Common Shares.

5.04	Withholding Rights

TAG, TAG Subco and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Former Trans-Orient Shareholder such amounts as TAG, TAG Subco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Trans-Orient Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

5.05	Limitation and Proscription

To the extent that a Former Trans-Orient Shareholder shall not have complied with the provisions of 5.01 or 5.02 hereof on or before the date which is six years after the Effective Date (the “final proscription date”), then the TAG Common Shares which such Former Trans-Orient Shareholder was entitled to receive shall be delivered to TAG by the Depositary for cancellation and shall be cancelled by TAG, and the interest of the Former Trans-Orient Shareholder in such TAG Common Shares shall be terminated as of such final proscription date.

ARTICLE 6
BINDING EFFECT, AMENDMENTS AND PARAMOUNTCY

6.01	Binding Effect

At and after the Effective Time, this Plan of Arrangement shall be binding upon TAG, TAG Subco, Trans-Orient, all holders of Trans-Orient Common Shares.

6.02	Amendments to Plan of Arrangement

(a)

TAG and Trans-Orient reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) agreed to in writing by TAG and Trans-Orient, (iii) filed with the Court and, if made following the Trans-Orient Meeting, approved by the Court (if so required), and (iv) communicated to Former Trans- Orient Shareholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by either TAG or Trans-Orient at any time prior to the Trans-Orient Meeting provided that the other of them shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Trans-Orient Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Trans-Orient Meeting shall be effective only if (i) it is consented to in writing by each of TAG and Trans-Orient, and (ii) if required by the Court, it is consented to by holders of the Trans-Orient Common Shares voting in the manner directed by the Court.

6.03	Paramountcy

From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all Trans-Orient Common Shares issued prior to the Effective Time, (ii) the rights and obligations of the Former Trans-Orient Shareholders, any trustee or transfer agent therefor and each of TAG and Trans-Orient shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of action, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to the Trans-Orient Common Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

APPENDIX A

AMALGAMATION APPLICATION

[To be inserted]

SCHEDULE B

FORM OF LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

This Lock-Up Agreement is dated as of º, 2009,

BETWEEN:

TAG OIL LTD., a company incorporated under the
Business Corporations Act (British Columbia)

(hereinafter called “TAG”)

- and -

The persons listed on Annex A hereto, each of whom is a
shareholder (a “Shareholder”) of Trans-Orient
Petroleum Ltd., a company incorporated under the
Business Corporations Act (British Columbia)

(hereinafter called the “Company”)

RECITALS

A.

TAG, TAG Acquisition Corp., a British Columbia corporation and wholly-owned subsidiary of TAG (“Sub”) and the Company are entering into an Arrangement Agreement dated as of the date hereof (the “Arrangement Agreement”), pursuant to which the Company and Sub will amalgamate by way of plan of arrangement (the “Arrangement”) and the existing shareholders of the Company will receive common shares of TAG in exchange for their common shares of the Company (“Company Shares”).

	B.	The execution and delivery of this Agreement is a condition precedent to TAG and Sub entering into the Arrangement Agreement.

	C.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Arrangement Agreement.

Therefore, the parties hereby agree as follows:

1.	Voting; Proxy

During the term of this Agreement:

(a)

at any meeting (a “Meeting”) of the Company’s shareholders convened, and at any adjournment or postponement thereof, to consider and vote upon the approval of the Arrangement Agreement and the Arrangement, the Shareholder agrees to vote all Company Shares that the Shareholder beneficially owns or hereinafter acquires beneficial ownership of (the “Securities”) which the Shareholder is entitled to vote (i) in favor of the approval and adoption of the Arrangement Agreement and the Arrangement; (ii) against approval of any proposal made in opposition to or in competition with the consummation of the Arrangement and the Arrangement Agreement; and (iii) against any other proposal or action that would, or would reasonably be expected to, prohibit or discourage the Arrangement;

(b)

upon the request or direction of TAG, the Shareholder shall, no later than five Business Days prior to any Meeting, execute and deliver (or cause to be executed and delivered) a proxy or a voting instruction form, as applicable, in connection with such Meeting that:

(i) appoints such person designated by TAG to attend and act on behalf of the Shareholder at such Meeting; and (ii) instructs such Securities be voted at such Meeting in accordance with Section 1(a)(i);

	(c)	the Shareholder shall not, without prior written consent of TAG, revoke any proxies or voting instruction forms executed and delivered pursuant to this Agreement;

(d)

the Shareholder shall not, without the prior written consent of TAG, requisition or join in the requisition of any meeting of the Company’s shareholders for the purpose of considering any resolution with respect to any of the matters referred to in Section 1(a)(i); and

	(e)	the Shareholder shall not do anything to frustrate or hinder the consummation of the Arrangement.

2.	No Solicitation; No Transfer

(a)

Until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, the Shareholder will not and will not authorize or permit any of the Shareholder’s representatives to, and will instruct each such representative not to, directly or indirectly, take any actions prohibited by Section 6.01 of the Arrangement Agreement, as if such Shareholder were a party thereto.

(b)

During the term of this Agreement, the Shareholder shall not sell, pledge, assign, or otherwise transfer, or authorize, propose, or agree to the sale, pledge, assignment, or other transfer of, any of such Shareholder’s Securities, unless (i) at least two business days’ written notice of the proposed transfer is provided to TAG, and (ii) the intended transferee agrees in writing to be bound by this Agreement as if such person were such Shareholder.

3.	Representations and Warranties

	(a)	The Shareholder represents and warrants to TAG as follows:

(i)

Authority. The Shareholder has the requisite power and authority to enter into this Agreement, to perform the Shareholder’s obligations hereunder, and to consummate the transactions contemplated hereby. No other proceedings or actions on the part of the Shareholder are necessary to authorize the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding obligation, enforceable against the Shareholder in accordance with its terms.

(ii)

Title; Authority to Vote Securities. The Shareholder is the sole owner of record and has sole voting power over the number of Securities set forth opposite the Shareholder’s name on Annex A, and such shares are held by the Shareholder free and clear of all Encumbrances that would limit or otherwise affect the Shareholder’s voting rights with respect to the Securities set forth on Annex A or otherwise prevent the Shareholder from performing the Shareholder’s obligations hereunder.

(iii)

Noncontravention. None of the Shareholder’s execution and delivery of this Agreement, the Shareholder’s consummation of any of the transactions contemplated hereby, or the Shareholder’s compliance with any of the provisions hereof, will violate, conflict with, or result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any Encumbrance upon any of the Shareholder’s Securities under, any agreement or instrument to which the Shareholder is a party or any statute, rule, regulation, judgment, order, decree, or other legal requirement applicable to the Shareholder.

(iv)

Litigation. (i) There is no claim, action, proceeding, or investigation pending or, to the Shareholder’s knowledge, threatened against or relating to the Shareholder before any Governmental Entity, and (ii) the Shareholder is not subject to any outstanding order, writ, injunction, or decree, that, in the case of clause (i) or (ii), if determined adversely, would limit or otherwise affect the Shareholder’s voting rights with respect to the Company Shares set forth on Annex A or otherwise prohibit the Shareholder from performing the Shareholder’s obligations hereunder.

(v)

Reliance. The Shareholder understands and acknowledges that TAG is entering into the Arrangement Agreement in reliance upon such Shareholder’s execution, delivery, and performance of this Agreement. The Shareholder acknowledges that its irrevocable proxy is to be granted in consideration of the execution and delivery of the Arrangement Agreement by TAG.

(b)	TAG represents and warrants to the Shareholder as follows:

	(i)	TAG has duly executed and delivered the Arrangement Agreement and this Agreement;

(ii)

the execution, delivery and performance by TAG of the Arrangement Agreement and this Agreement and the consummation by TAG of the transactions contemplated thereby and hereby are within the corporate powers of TAG and have been duly authorized by all necessary corporate action; and

(iii)

each of the Arrangement Agreement and this Agreement constitutes a valid and binding agreement of TAG, enforceable against TAG in accordance with its terms, except to the extent enforceability may be subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law).

4.	Termination

     This Agreement shall terminate automatically and without further action on behalf of any party at the earlier of (a) the Effective Time and (b) the date and time, if any, that the Arrangement Agreement is terminated pursuant to its terms. In the event of a termination of this Agreement pursuant to this Section 4, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, but nothing herein shall release the Shareholder for any breach of this Agreement. If this Agreement is terminated, any proxy of the Shareholder delivered under Section 1(b) hereof shall also terminate and be of no further force or effect, and TAG shall promptly return the proxy to the Shareholder.

5.	Miscellaneous

(a)

Fiduciary Obligations. This Agreement is intended to bind the Shareholder only with respect to the specific matters set forth herein, and will not prohibit such Shareholder from acting in accordance with such Shareholder’s fiduciary duties as an officer or director of the Company.

(b)

Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or by express courier service, effective one business day after delivery to such courier, or by telecopy, effective when transmitted and a confirmation is received, provided the same is on a business day, and, if not, on the next business day, to the parties at the following addresses (or at such other address for a party or to such other person’s attention as shall be specified by like notice):

		(i)	If to a Shareholder: to the address listed for the Shareholder on Annex A.

		(ii)	If to TAG, to:

TAG Oil Ltd. 1050 Burrard Street Suite 2901 Vancouver, BC V6Z 2S3

Facsimile: 604-682-1174 Attention: Chief Executive Officer

(c)

Headings. The headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

	(d)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)

Entire Agreement. This Agreement (along with the documents and instruments referred to herein, including the Arrangement Agreement), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(f)

Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.

(g)

Governing Law. This Agreement shall be governed by the laws of the Province of British Columbia, without regard to its conflict-of-laws rules. The parties hereto expressly consent to jurisdiction and venue for any litigation arising out of this Agreement in the proper court in the Province of British Columbia.

(h)

Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors, heirs, legal representatives, and permitted assigns. The representations, agreements, and obligations of the Shareholder contained herein shall survive the death or incapacity of the Shareholder and shall be binding upon the heirs, personal representatives, successors, and assigns of the Shareholder.

(i)

Remedies. In addition to all other remedies available, the parties agree that, in the event of a breach by a party of any of its obligations hereunder, the non-breaching party shall be entitled to specific performance or injunctive relief.

(j)	Defined Terms. All capitalized terms used but not defined herein have the meanings given them in the Arrangement Agreement.

(k)

Waiver. Prior to the Effective Date, any provision of this Agreement may be waived by the party or parties benefited by the provision. Waiver of any term or condition of this Agreement (including any extension of time required for performance) will only be effective if in writing and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

(l)

Further Assurances. From time to time, at TAG’s request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

[Signature Page Follows]

Each of the parties has signed this Agreement as of the date first written above.

TAG OIL LTD.

By

[Signature Page to Lock-Up Agreement]

SHAREHOLDERS

By
º

By
º

By
º

By
º

[Signature Page to Lock-Up Agreement]

ANNEX A

Name and Address of Shareholder	Registered Holder	Number and Type of Securities
[Name] [Address] [City, Province] [Country]
[Name] [Address] [City, Province] [Country]
[Name] [Address] [City, Province] [Country]
[Name] [Address] [City, Province] [Country]